EXHIBIT 10.1

LOAN AND SECURITY AGREEMENT

THIS LOAN AND SECURITY AGREEMENT (this “Agreement”) dated as of March 29, 2019 (the “Effective Date”), between EAST WEST BANK, a Delaware corporation (“Bank”), and NEW AGE BEVERAGES CORPORATION, a Washington corporation (“Borrower”), provides the terms on which Bank shall lend to Borrower and Borrower shall repay Bank. The parties agree as follows:

RECITALS

A.           Borrower has requested that Bank provide a senior term loan facility to Borrower in an aggregate principal amount of $15,000,000 and a senior revolving credit facility to Borrower in an aggregate principal amount not to exceed $10,000,000.

B. Borrower has requested, and Bank is willing, on the terms and subject to the conditions set forth herein, to make loans to Borrower.

1 ACCOUNTING AND OTHER TERMS

Accounting terms not defined in this Agreement shall be construed following GAAP. Calculations and determinations must be made following GAAP. Capitalized terms not otherwise defined in this Agreement shall have the meanings set forth in Section 13. All other terms contained in this Agreement, unless otherwise indicated, shall have the meaning provided by the Code to the extent such terms are defined therein.

2 LOANS AND TERMS OF PAYMENT

2.1 Promise to Pay. Borrower hereby unconditionally promises to pay Bank the outstanding principal amount of all Credit Extensions and accrued and unpaid interest thereon as and when due in accordance with this Agreement.

2.2 Revolving Line.

(a)           Availability. Subject to the terms and conditions of this Agreement and to deduction of Reserves, Bank shall make Advances to Borrower from time to time after the Effective Date in an aggregate outstanding principal amount not to exceed the Availability Amount. Amounts borrowed under the Revolving Line may be repaid and, prior to the Revolving Line Maturity Date, reborrowed, subject to the applicable terms and conditions precedent herein.

(b)           Interest Payments. With respect to each Advance, commencing on the first Payment Date following the Funding Date for such Advance and continuing on the Payment Date of each month thereafter, Borrower shall make monthly payments of interest, in arrears, on the principal amount of such Advance at the rate set forth in Section 2.6(a).

(c)           Termination; Repayment. The Revolving Line terminates on the Revolving Line Maturity Date, when the principal amount of all Advances, the accrued and unpaid interest thereon, and all other Obligations relating to the Revolving Line shall be immediately due and payable.

(d)           Permitted Prepayment. Borrower shall have the option to prepay the Advances, in whole or in part, provided Borrower (i) delivers written notice to Bank of its election to prepay each Advance (or any part thereof) at least 10 Business Days prior to such prepayment, and (ii) pays, on the date of such prepayment (A) the outstanding principal being prepaid plus all accrued and unpaid interest with respect to the Advances (or the part thereof being prepaid), and (B) all other sums, if any, that shall have become due and payable with respect to the Advances, including any interest at the Default Rate with respect to any past due amounts.

(e)           Mandatory Prepayment Upon an Acceleration. If the Advances are accelerated by Bank following the occurrence and during the continuance of an Event of Default, Borrower shall immediately pay to Bank an amount equal to the sum of (i) all outstanding principal plus accrued and unpaid interest with respect to the Advances, and (ii) all other sums, if any, that shall have become due and payable with respect to the Advances, including any interest at the Default Rate with respect to any past due amounts.

2.3 Term Loan.

(a)           Availability. Subject to the terms and conditions of this Agreement, upon Borrower’s request, on the Effective Date, Bank shall make a term loan advance to Borrower in an aggregate original principal amount not to exceed the Term Loan Amount (such advance, the “Term Loan Advance”). After repayment, neither the Term Loan Advance nor any portion thereof may be reborrowed.

(b)           Interest Payments. With respect to the Term Loan Advance, commencing on the first Payment Date following the Effective Date and continuing on the Payment Date of each month thereafter, Borrower shall make monthly payments of interest, in arrears, on the principal amount of the Term Loan Advance at the rate set forth in Section 2.6(a).

(c)           Amortization Payments. Commencing on the seventh Payment Date following the Effective Date and continuing on each Payment Date thereafter, Borrower shall make a payment towards the principal amount of the Term Loan Advance in an amount equal to $125,000; provided that such payment amount shall be increased pursuant to the amount of any Incremental Term Loan Advances borrowed pursuant to Section 2.11 so that the payment amount on any Payment Date shall be equal to (i) the Term Loan Amount (as such amount is increased pursuant to Section 2.11) divided by (ii) 10 divided by (iii) 12. All outstanding principal and accrued and unpaid interest under the Term Loan Advance, and all other outstanding Obligations with respect to the Term Loan Advance, shall be due and payable in full on the Term Loan Maturity Date.

(d)           Mandatory Prepayment. (i) No later than 120 days after the end of each fiscal year of Borrower, commencing with the fiscal year ending December 31, 2019, Borrower shall make a payment towards the outstanding principal amount of the Term Loan Advance in an amount equal to (A) 50% of the Excess Cash Flow of Borrower and its Subsidiaries, on a consolidated basis, so long as the Total Leverage Ratio, as of the end of such fiscal year, based on Borrower’s audited financial statements for such period, is greater than or equal to 1.50 to 1.00 and (B) 35% of the Excess Cash Flow of Borrower and its Subsidiaries, on a consolidated basis, so long as the Total Leverage Ratio, as of the end of such fiscal year, based on Borrower’s audited financial statements for such period, is less than or equal to 1.50 to 1.00.

(ii)           Immediately upon receipt by Borrower of the proceeds of any Specified Equity Contribution pursuant to Section 7.13, Borrower shall prepay the Term Loan Advance in accordance with Section 2.8 in an amount equal to 100% of such proceeds received, which, for the avoidance of doubt, shall be net of any reasonable underwriting, legal or other expenses incurred in connection with such Specified Equity Contribution.

(e)           Permitted Prepayment. Borrower shall have the option to prepay the Term Loan Advance, in whole or in part, provided Borrower (i) delivers written notice to Bank of its election to prepay the Term Loan Advance (or any part thereof) at least 10 Business Days prior to such prepayment, and (ii) pays, on the date of such prepayment (A) the outstanding principal being prepaid plus all accrued and unpaid interest with respect to the Term Loan Advance (or the part thereof being prepaid), and (B) all other sums, if any, that shall have become due and payable with respect to the Term Loan Advance, including any Prepayment Fee then due and any interest at the Default Rate with respect to any past due amounts.

(f)           Mandatory Prepayment Upon an Acceleration. If the Term Loan Advance is accelerated by Bank following the occurrence and during the continuance of an Event of Default, Borrower shall immediately pay to Bank an amount equal to the sum of (i) all outstanding principal plus accrued and unpaid interest with respect to the Term Loan Advance, and (ii) all other sums, if any, that shall have become due and payable with respect to the Term Loan Advance, including any Prepayment Fee then due and any interest at the Default Rate with respect to any past due amounts.

2.4 Requests for Borrowings. Each borrowing of Credit Extensions shall be made, subject to the prior satisfaction of the applicable conditions to the making of such Credit Extension, upon irrevocable notice by Borrower to Bank.  Each such notice must be in writing or by telephone (and promptly confirmed in writing) and must be received by Bank (by hand delivery, email or other electronic transmission (including “.pdf” or “.tiff”)) not later than 12:00 p.m., Pacific time, two Business Days prior to the requested day of any borrowing (or one Business Day in the case of the Term Loan Advance to be made on the Effective Date). Each written notice (or confirmation of telephonic notice) with respect to a borrowing by Borrower pursuant to this Section 2.4 shall be delivered to Bank in the form of a written borrowing request, appropriately completed and signed by a Responsible Officer. Each such telephonic and written borrowing request shall specify the following information: (a) the aggregate principal amount of the requested Credit Extension; and (b) the date of such Credit Extension, which shall be a Business Day.

Bank shall credit proceeds of the Term Loan Advance and any Advance to the Designated Deposit Account. Bank may make the Term Loan Advance or any Advances under this Agreement based on instructions from a Responsible Officer or, in the case of Advances, without instructions if the Advances are necessary to meet Obligations which have become due.

2.5 Letters of Credit.

(a)           General. Subject to the terms and conditions set forth herein, Bank agrees (A) from time to time on any Business Day during the period from the Effective Date to the fifth Business Day prior to the Revolving Line Maturity Date, upon the request of Borrower, to issue Letters of Credit denominated in Dollars for the account of Borrower (in a form reasonably acceptable to Bank; provided that (x) Borrower will be the applicant and (y) Borrower will be the account party with respect to such Letter of Credit), and (B) to honor drafts under the Letters of Credit.

(b)           Requests and Notices; Certain Conditions. To request the issuance of a Letter of Credit, Borrower shall deliver to Bank, at least three Business Days in advance of the requested date of issuance (or such shorter period as is acceptable to Bank or, in the case of any issuance to be made on the Effective Date, one Business Day prior to the Effective Date), a request to issue a Letter of Credit, which shall specify that it is being issued under this Agreement. To request an amendment, extension or renewal of an outstanding Letter of Credit (other than any automatic extension of a Letter of Credit permitted under Section 2.5(c)) Borrower shall submit the request to Bank at least three Business Days in advance of the requested date of amendment, extension or renewal (or such shorter period as is acceptable to Bank), identifying the Letter of Credit to be amended, extended or renewed, and specifying the proposed date (which shall be a Business Day) and other details of the amendment, extension or renewal. Requests for the issuance, amendment, extension or renewal of any Letter of Credit must be accompanied by such other information as shall be necessary to issue, amend, extend or renew such Letter of Credit. Borrower also shall submit a letter of credit application on Bank’s standard form in connection with any request for a Letter of Credit. A Letter of Credit may be issued, amended, extended or renewed only if (and on the issuance, amendment, extension or renewal of each Letter of Credit, Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, extension or renewal, (i) the LC Exposure does not exceed the LC, FX and Swap Sublimit, and (ii) the sum of (x) the aggregate outstanding principal amount of all Advances, plus (y) the aggregate amount of all LC Exposure would not exceed the principal amount of the Revolving Line.

(c)           Expiration Date. (i) No Standby Letter of Credit shall expire later than the earlier of (A) the date that is one year after the date of the issuance of such Letter of Credit and (B) the date that is five Business Days prior to the Revolving Line Maturity Date; provided that any Standby Letter of Credit may provide for the automatic extension thereof for any number of additional periods each of up to one year in duration so long as (x) such additional periods do not extend beyond the date referred to in the preceding clause (B) and (y) such Letter of Credit permits Bank to prevent any such extension at least once in each 12 month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof within a time period during such 12 month period to be agreed upon at the time such Letter of Credit is issued. Notwithstanding anything to the contrary in the foregoing, any Standby Letter of Credit may be extended for additional periods (each of up to one year in duration) which extend beyond the date that is five Business Days prior to the Revolving Line Maturity Date so long as 105% of the then-available face amount of such Letter of Credit is cash collateralized or backstopped pursuant to arrangements reasonably satisfactory to Bank on or before the date that such Letter of Credit is extended beyond the date that is five Business Days prior to the Revolving Line Maturity Date.

(ii) No Commercial Letter of Credit shall expire later than the earlier to occur of (A) 180 days after the issuance thereof and (B) the date that is five Business Days prior to the Revolving Line Maturity Date.

(d)           Reimbursement. If Bank makes any LC Disbursement in respect of a Letter of Credit, Borrower shall reimburse such LC Disbursement by paying to Bank an amount in Dollars equal to such LC Disbursement not later than 1:00 p.m., Pacific time on the Business Day immediately following the date on which Borrower receives notice under Section 2.5(f) of such LC Disbursement; provided that Borrower may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.4 that such payment be financed with an Advance in an equivalent amount and currency and, to the extent so financed, Borrower’s obligation to make such payment shall be discharged and replaced by the resulting Advance.

(e)           Obligations Absolute. The obligations of Borrower to reimburse LC Disbursements as provided in Section 2.5(d) shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein, (ii) any draft or other document presented under any Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by Bank under any Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section 2.5, constitute a legal or equitable discharge of, or provide a right of setoff against, Borrower’s obligations hereunder. Neither Bank nor any of its related parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of Bank; provided that the foregoing shall not be construed to excuse Bank from liability to Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by Borrower to the extent permitted by applicable law) suffered by Borrower that are determined by a final and binding decision of a court of competent jurisdiction to have been caused by Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence, bad faith or willful misconduct on the part of Bank (as finally determined by a court of competent jurisdiction), Bank shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(f)           Disbursement Procedures. Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. Bank shall promptly notify Borrower in writing or by telephone (promptly confirmed in writing) of such demand for payment and whether Bank has made or will make an LC Disbursement thereunder; provided that no failure to give or delay in giving such notice shall relieve Borrower of its obligation to reimburse Bank with respect to any such LC Disbursement.

(g)           Interim Interest. If Bank makes any LC Disbursement, then, unless Borrower reimburses such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to and including the date that Borrower reimburses such LC Disbursement, at the rate per annum then applicable to Advances; provided that if Borrower fails to reimburse such LC Disbursement when due pursuant to Section 2.5(d), then Section 2.7(b) shall apply.

(h)           Cash Collateralization. (i) If any Event of Default exists, then on the Business Day that Borrower receives notice from Bank demanding the deposit of cash collateral pursuant to this Section 2.5(h), Borrower shall deposit, in an interest-bearing account with Bank, in the name of Bank and for its benefit (the “LC Collateral Account”), an amount in cash in Dollars equal to 105% of the LC Exposure as of such date (minus the amount denominated in Dollars then on deposit in the LC Collateral Account); provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to Borrower described in Section 8.4 or Section 8.5.

(ii) Any deposit under Section 2.5(h)(i) above shall be held by Bank as collateral for the payment and performance of the Obligations in accordance with the provisions of this Section 2.5(h). Bank shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account, and Borrower hereby grants Bank, for its benefit, a first priority security interest in the LC Collateral Account. Interest or profits, if any, shall accumulate in such account. Moneys in such account shall be applied by Bank to reimburse Bank for LC Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of Borrower for the LC Exposure at such time or, if any Obligations have been accelerated, be applied to satisfy other Obligations. If Borrower is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (together with all interest and other earnings with respect thereto, to the extent not applied as aforesaid) shall be returned to Borrower promptly but in no event later than three Business Days after such Event of Default has been cured or waived.

2.6 Payment of Interest on the Credit Extensions.

(a)           Interest Rate.

(i)           Advances. Subject to Section 2.6(b), the principal amount outstanding under the Revolving Line shall accrue interest at the Prime Rate plus the Applicable Rate, which interest, in each case, shall be payable monthly in accordance with Section 2.6(e) below.

(ii)           Term Loan Advance. Subject to Section 2.6(b), the principal amount outstanding under the Term Loan Advance shall accrue interest at the Prime Rate plus the Applicable Rate, which interest, in each case, shall be payable monthly in accordance with Section 2.6(e) below.

(b)           Default Rate. Immediately upon the occurrence and during the continuance of an Event of Default, Obligations shall bear interest at a rate per annum which is 3.00% above the rate that is otherwise applicable thereto (the “Default Rate”). Fees and expenses which are required to be paid by Borrower pursuant to the Loan Documents (including, without limitation, Bank Expenses) but are not paid when due shall bear interest until paid at a rate equal to the highest rate applicable to the Obligations. Payment or acceptance of the increased interest rate provided in this Section 2.6(b) is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of Bank.

(c)           Maximum Rate. Anything herein to the contrary notwithstanding, the obligations of Borrower hereunder shall be subject to the limitation that payments of interest shall not be required, for any period for which interest is computed hereunder, to the extent (but only to the extent) that contracting for or receiving such payment by Bank would be contrary to the provisions of any law applicable to Bank limiting the highest rate of interest which may be lawfully contracted for, charged or received by Bank, and in such event Borrower shall pay Bank interest at the highest rate permitted by applicable law (“Maximum Lawful Rate”); provided, however, that if at any time thereafter the rate of interest payable hereunder is less than the Maximum Lawful Rate, Borrower shall continue to pay interest hereunder at the Maximum Lawful Rate until such time as the total interest received by Bank is equal to the total interest that would have been received had the interest payable hereunder been (but for the operation of this paragraph) the interest rate payable since the Effective Date as otherwise provided in this Agreement.

(d)           Adjustment to Interest Rate. Changes to the interest rate of any Credit Extension based on changes to the Prime Rate shall be effective on the effective date of any change to the Prime Rate and to the extent of any such change.

(e)           Payment; Interest Computation. Interest is payable monthly on the Payment Date of each month and shall be computed on the basis of a 360-day year for the actual number of days elapsed. In computing interest, (i) all payments received after 12:00 p.m. Pacific time on any day shall be deemed received at the opening of business on the next Business Day, and (ii) the date of the making of any Credit Extension shall be included and the date of payment shall be excluded; provided, however, that if any Credit Extension is repaid on the same day on which it is made, such day shall be included in computing interest on such Credit Extension.

2.7 Fees and Expenses. Borrower shall pay to Bank:

(a)           Commitment Fee. A fully earned, non-refundable commitment fee of $250,000, on the Effective Date;

(b)           Unused Revolving Line Facility Fee. Payable quarterly in arrears on the last day of each calendar quarter ending after the Effective Date but prior to the Revolving Line Maturity Date, and on the Revolving Line Maturity Date, a fee (the “Unused Revolving Line Facility Fee”) in an amount equal to 0.50% per annum of the average unused portion of the Revolving Line, as determined by Bank, computed on the basis of a year with the applicable number of days as set forth in Section 2.6(e); and

(c)           Bank Expenses. All Bank Expenses (including reasonable attorneys’ fees and expenses for documentation and negotiation of this Agreement) incurred through and after the Effective Date, when due (or, if no stated due date, upon demand by Bank). Notwithstanding anything to the contrary herein, so long as no Event of Default has occurred and is continuing, all Bank Expenses incurred after the Effective Date in excess of $10,000, individually or in the aggregate, must be pre-approved in writing by Borrower.

(d)           Fees Fully Earned. Unless otherwise provided in this Agreement or in a separate writing by Bank, Borrower shall not be entitled to any credit, rebate or repayment of any fees earned by Bank pursuant to this Agreement notwithstanding any termination of this Agreement or the suspension or termination of Bank’s obligation to make loans and advances hereunder. Bank may deduct amounts owing by Borrower under the clauses of this Section 2.7 pursuant to the terms of Section 2.8(c). Bank shall provide Borrower written notice of deductions made from the Designated Deposit Account pursuant to the terms of the clauses of this Section 2.7.

2.8 Payments; Application of Payments; Debit of Accounts.

(a)           All payments to be made by Borrower under any Loan Document shall be made in immediately available funds in Dollars, without setoff or counterclaim, before 12:00 p.m. Pacific time on the date when due. Payments of principal and/or interest received after 12:00 p.m. Pacific time are considered received at the opening of business on the next Business Day. When a payment is due on a day that is not a Business Day, the payment shall be due the next Business Day, and additional fees or interest, as applicable, shall continue to accrue until paid.

(b)           Bank has the exclusive right to determine the order and manner in which all payments with respect to the Obligations may be applied. Borrower shall have no right to specify the order or the accounts to which Bank shall allocate or apply any payments required to be made by Borrower to Bank or otherwise received by Bank under this Agreement when any such allocation or application is not specified elsewhere in this Agreement.

(c)           Bank may debit any of Borrower’s deposit accounts, including the Designated Deposit Account, for principal and interest payments or any other amounts Borrower owes Bank when due. These debits shall not constitute a set-off.

2.9 Withholding. Payments received by Bank from Borrower under this Agreement will be made free and clear of and without deduction for any and all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority (including any interest, additions to tax or penalties applicable thereto). Specifically, however, if at any time any Governmental Authority, applicable law, regulation or international agreement requires Borrower to make any withholding or deduction from any such payment or other sum payable hereunder to Bank, Borrower hereby covenants and agrees that the amount due from Borrower with respect to such payment or other sum payable hereunder will be increased to the extent necessary to ensure that, after the making of such required withholding or deduction, Bank receives a net sum equal to the sum which it would have received had no withholding or deduction been required, and Borrower shall pay the full amount withheld or deducted to the relevant Governmental Authority. Borrower will, upon request, furnish Bank with proof reasonably satisfactory to Bank indicating that Borrower has made such withholding payment; provided, however, that Borrower need not make any withholding payment if the amount or validity of such withholding payment is contested in good faith by appropriate and timely proceedings and as to which payment in full is bonded or reserved against by Borrower. The agreements and obligations of Borrower contained in this Section 2.9 shall survive the termination of this Agreement.

2.10 Increased Costs, Etc. Borrower agrees to reimburse Bank for any increase in the cost to Bank of, or any reduction in the amount of any sum receivable by Bank in respect of, Bank’s commitment to provide the Revolving Line and the making or maintaining of the Credit Extensions hereunder that may arise in connection with any Change in Law. Bank shall notify Borrower in writing of the occurrence of any such event, stating the reasons therefor and the additional amount required fully to compensate Bank for such increased cost or reduced amount. Such additional amounts shall be payable by Borrower directly to Bank within 10 Business Days of Borrower’s receipt of such notice, and such notice shall, in the absence of manifest error, be conclusive and binding on Borrower; provided that Borrower shall not be required to compensate Bank pursuant to this Section 2.10 for any increased costs or reductions incurred more than 180 days prior to the date that Bank notifies Borrower of the Change in Law giving rise to such increased costs or reductions and of Bank’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180 day period referred to above shall be extended to include the period of retroactive effect thereof.

2.11 Incremental Term Loan Advances.

(a) Borrower may, at any time, on one or more occasions deliver a written request to Bank to increase the Term Loan Amount by requesting new term loan commitments to be added to such Term Loan Amount (any such increase, an “Incremental Term Facility” and any term loans advanced pursuant to an Incremental Term Facility, “Incremental Term Loan Advances”) provided that:

(i)           none of the Incremental Term Facilities, the aggregate Incremental Term Commitments and the aggregate Incremental Term Loan Advances may exceed the Incremental Cap;

(ii)           no Incremental Term Commitment may be less than $5,000,000;

(iii)           except as separately agreed from time to time between Borrower and Bank, Bank shall not be obligated to provide any Incremental Term Commitment, and the determination to provide such commitments shall be within the sole and absolute discretion of Bank;

(iv)           the interest rate applicable to any Incremental Term Facility or Incremental Term Loan Advances will be determined by Borrower and Bank; provided that such interest rate will not be more than the corresponding interest rate applicable to the Term Loan Advance unless the interest rate margin with respect to the Term Loan Advance is adjusted to be equal to the interest rate with respect to the relevant Incremental Term Facility or Incremental Term Loan Advances; provided further that in determining the applicable interest rate under this clause (iv), (x) original issue discount or upfront fees paid by Borrower in connection with any Incremental Term Facility shall be included, and (y) any amendments to the Applicable Rate in respect of the Term Loan Advance that become effective subsequent to the Effective Date but prior to the time of the addition of the relevant Incremental Term Facility or Incremental Term Loan Advances shall be included;

(v)           the final maturity date with respect to any Incremental Term Loan Advances shall be the Term Loan Maturity Date;

(vi)           (A) any Incremental Term Facility shall rank pari passu with the then-existing Term Loan Advance in right of payment and shall rank pari passu with the then-existing Term Loan Advance with respect to security, (B) any Incremental Term Facility shall be guaranteed by the Guarantors and secured by all the Collateral and (C) no Incremental Term Facility may be guaranteed by any Person which is not a Guarantor or secured by any assets other than the Collateral;

(vii)           any prepayment (other than any scheduled amortization payment) of Incremental Term Loan Advances shall be made on a pro rata basis with the existing Term Loan Advance;

(viii)           no Event of Default shall exist immediately prior to or after giving effect to any Incremental Term Facility;

(ix)           all representations and warranties set forth in Section 5 and in each other Loan Document shall be true and correct in all material respects (or, if qualified by materiality, in all respects) on and as of the applicable closing date in respect of such Incremental Term Facility with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier day, in which case they shall be true and correct in all material respects (or, if qualified by materiality, in all respects) as of such earlier date;

(x)           the proceeds of any Incremental Term Facility may only be used for working capital and other general corporate purposes as permitted by Section 5.10;

(xi)           on the date of the making of any Incremental Term Loan Advances which will be added to the Term Loan Advance, and notwithstanding anything to the contrary set forth in Section 2.4 or 2.6, such Incremental Term Loan Advances shall be added to (and constitute a part of) the Term Loan Advance; and

(xii)           only Borrower shall be the borrower under any Incremental Term Facility.

(b)           As a condition precedent to the effectiveness of any Incremental Term Facility or the making of any Incremental Term Loan Advances, (i) upon its reasonable request, Bank shall have received customary written opinions of counsel of Borrower, as well as such reaffirmation agreements, supplements and/or amendments as it shall reasonably require and (ii) Bank shall have received a certificate of Borrower signed by a Responsible Officer thereof:

(i)           certifying and attaching a copy of the resolutions adopted by the governing body of Borrower approving or consenting to such Incremental Term Facility and/or Incremental Term Loan Advances; and

(ii)           to the extent applicable, certifying that the conditions set forth in Sections 2.11(a)(viii)-(ix) have been satisfied.

(c)           To the extent that any Incremental Term Loan Advances are added to the then outstanding Term Loan Advance, it is acknowledged that the scheduled amortization payments set forth in Section 2.3(c) shall be adjusted to give effect to the increase in the Term Loan Amount.

3 CONDITIONS OF LOANS

3.1 Conditions Precedent to Initial Credit Extension. Bank’s obligation to make the initial Credit Extension is subject to the condition precedent that Bank shall have received, in form and substance satisfactory to Bank, such documents, and completion of such other matters, as Bank may reasonably deem necessary or appropriate, including, without limitation:

(a)           duly executed original signatures to this Agreement;

(b)           Equity Pledge Agreement, dated as of the Effective Date, by and among Morinda Holdings, Inc., as pledgor, Tahitian Noni Beverages (China) Company Limited, as company, and Bank, as pledgee;

(c)           the Operating Documents and long-form good standing certificates of Borrower and each Guarantor certified by the Secretary of State (or equivalent agency) of Borrower’s or such Guarantor’s jurisdiction of organization or formation and each jurisdiction in which Borrower or Guarantor is qualified to conduct business, or the foreign equivalent of such documents for any entity organized outside the United States, each as of a date no earlier than 30 days prior to the Effective Date;

(d)           a secretary’s certificate of Borrower and each Guarantor with respect to Borrower’s and each Guarantor’s Operating Documents, incumbency, specimen signatures and resolutions authorizing the execution and delivery of this Agreement and the other Loan Documents to which it is a party;

(e)           certified copies, dated as of a recent date, of financing statement searches with respect to Borrower and each Guarantor, as Bank may request, accompanied by written evidence (including any UCC termination statements) that the Liens indicated in any such financing statements either constitute Permitted Liens or have been or, in connection with the initial Credit Extension, will be terminated or released;

(f)           the fully executed Representations and Warranties Certificate of Borrower;

(g)           evidence satisfactory to Bank that the insurance policies and endorsements required by Section 6.7 hereof are in full force and effect, together with appropriate evidence showing lender loss payable and/or additional insured clauses or endorsements in favor of Bank;

(h)           the IP Agreement, together with the duly executed original signatures thereto;

(i)           the Guaranty, together with the duly executed original signatures thereto;

(j)           (i) a legal opinion, dated as of the Effective Date, of Sichenzia Ross Ference LLP, counsel to Borrower and the Guarantors organized within the United States, (ii) a legal opinion, dated as of the Effective Date, of Davis Wright Tremaine LLP, counsel to Borrower, (iii) a legal opinion, dated as of the Effective Date, of Faegre Baker Daniels LLP, counsel to the Guarantors organized within the State of Colorado, (iv) a legal opinion, dated as of the Effective Date, of Ray Quinney & Nebeker P.C., counsel to the Guarantors organized within the State of Utah, and (v) a legal opinion, dated as of the Effective Date, of Baker & McKenzie LLP, counsel to Tahitian Noni Beverages (China) Company Limited, in each case in form and substance satisfactory to Bank;

(k)           a duly executed payoff letter with respect to the repayment in full of the Indebtedness of Borrower, NABC, Inc., NABC Properties, LLC and New Age Health Sciences, Inc. owed to Siena Lending Group LLC, termination of all agreements related thereto and the release of all Liens granted in connection therewith, with UCC or other appropriate termination statements and documents effective to evidence the foregoing or authorization to file the same; and

(l)           payment of the fees and Bank Expenses then due as specified in Section 2.7 hereof.

3.2 Conditions Precedent to all Credit Extensions. Bank’s obligations to make each Credit Extension, including the initial Credit Extension, is subject to the following conditions precedent:

(a)           timely receipt of a borrowing request substantially in the form attached hereto as Exhibit C and any materials and documents required by Section 2.4;

(b)           the representations and warranties in this Agreement shall be true, accurate, and complete in all material respects on the date of the proposed Credit Extension and/or delivery of a borrowing request substantially in the form attached hereto as Exhibit C, as applicable, and on the Funding Date of each Credit Extension; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further that those representations and warranties expressly referring to a specific date shall be true, accurate and complete in all material respects as of such date, and no default or Event of Default shall have occurred and be continuing or would result from the Credit Extension;

(c)           receipt of a certificate, dated as of the applicable Funding Date, and signed by a Responsible Officer, confirming compliance with Section 3.2(b);

(d)           receipt of a certificate dated as of the applicable Funding Date, and signed by a Responsible Officer, in form and substance satisfactory to Bank, certifying as to the matters set forth in Section 5.6;

(e)           receipt of a certificate, dated as of the applicable Funding Date, and signed by a Responsible Officer, certifying that as of that Funding Date, immediately after giving effect to the incurrence of Indebtedness on such date, Borrower, together with its Subsidiaries, is in compliance, on a pro forma basis, with the covenants set forth in Section 7.12, recomputed for the applicable period most recently ended; and

(f)           Bank determines to its satisfaction and in its sole discretion that there has not been a Material Adverse Change.

3.3 Covenant to Deliver. Borrower agrees to deliver to Bank each item required to be delivered to Bank under this Agreement as a condition precedent to any Credit Extension. Borrower expressly agrees that a Credit Extension made prior to the receipt by Bank of any such item shall not constitute a waiver by Bank of Borrower’s obligation to deliver such item, and the making of any Credit Extension in the absence of a required item shall be in Bank’s sole discretion.

4 CREATION OF SECURITY INTEREST AND PLEDGE

4.1 Grant of Security Interest. Borrower hereby grants Bank, to secure the payment and performance in full of all of the Obligations, a continuing security interest in, and pledges to Bank, the Collateral, wherever located, whether now owned or hereafter acquired or arising, and all proceeds and products thereof.

Borrower acknowledges that it previously has entered, and/or may in the future enter, into Bank Services Agreements with Bank. Regardless of the terms of any Bank Services Agreement, Borrower agrees that any amounts Borrower owes Bank thereunder shall be deemed to be Obligations hereunder and that it is the intent of Borrower and Bank to have all such Obligations secured by the first priority perfected security interest in the Collateral granted herein (free and clear of all Liens except for Permitted Liens).

If this Agreement is terminated, Bank’s Lien in the Collateral shall continue until the Obligations (other than inchoate indemnity obligations for which no claim has been asserted) are repaid in full in cash. Upon payment in full in cash of the Obligations (other than inchoate indemnity obligations for which no claim has been asserted) and at such time as Bank’s obligation to make Credit Extensions has terminated, Bank shall, at the sole cost and expense of Borrower, release its Liens in the Collateral and all rights therein shall revert to Borrower. In the event (a) all Obligations (other than inchoate indemnity obligations for which no claim has been asserted), except for Bank Services, are satisfied in full, and (b) this Agreement is terminated, Bank shall terminate the security interest granted herein upon Borrower providing cash collateral acceptable to Bank in its good faith business judgment for Bank Services, if any. In the event such Bank Services consist of outstanding Letters of Credit, Borrower shall provide to Bank cash collateral in an amount equal to at least 105% of the face amount of all such Letters of Credit plus all interest, fees, and costs due or to become due in connection therewith (as estimated by Bank in its good faith business judgment), to secure all of the Obligations relating to such Letters of Credit.

4.2 Priority of Security Interest. Borrower represents, warrants, and covenants that the security interest granted herein creates a valid security interest in favor of Bank in the Collateral and, when properly perfected by filing of a UCC financing statement, shall constitute a valid, perfected, first priority security interest in the Collateral, to the extent such security interest can be perfected by filing a financing statement under the UCC, free and clear of all Liens except for Permitted Liens. If Borrower shall acquire a commercial tort claim, Borrower shall promptly, and in any event within 10 days thereof, notify Bank in a writing signed by Borrower of the general details thereof and grant to Bank in such writing a security interest therein and in the proceeds thereof, all upon the terms of this Agreement, with such writing to be in form and substance reasonably satisfactory to Bank.

4.3 Authorization to File Financing Statements. Borrower hereby authorizes Bank to file financing statements, without notice to Borrower, with all appropriate jurisdictions to perfect or protect Bank’s interest or rights hereunder, including a notice that any disposition of the Collateral, by Borrower or any other Person, shall be deemed to violate the rights of Bank under the Code.

4.4 Pledge. To secure the prompt payment and performance in full when due, whether by lapse of time, acceleration, mandatory prepayment or otherwise, of the Obligations, Borrower hereby grants, pledges and assigns to Bank a continuing security interest in any and all right, title and interest of Borrower in and to the following, whether now owned or existing or owned, acquired, or arising hereafter (collectively, the “Pledged Collateral”):

(a)           Pledged Shares. (i) 100% of the issued and outstanding Capital Stock of each Domestic Subsidiary (other than any such Subsidiary that is a Foreign Subsidiary Holding Company) directly owned by Borrower as set forth on Exhibit D attached hereto and (ii) 65% (or such greater percentage that, due to a change in an applicable law after the date hereof, (1) could not reasonably be expected to cause the undistributed earnings of such Foreign Subsidiary or such Foreign Subsidiary Holding Company as determined for United States federal income tax purposes to be treated as a deemed dividend to such Foreign Subsidiary’s or such Foreign Subsidiary Holding Company’s United States parent and (2) could not reasonably be expected to cause any adverse tax consequences) of the issued and outstanding Capital Stock entitled to vote (within the meaning of Treasury Regulations Section 1.956-2(c)(2)) (“Voting Equity”) and 100% of the issued and outstanding Capital Stock not entitled to vote (within the meaning of Treasury Regulations Section 1.956-2(c)(2)) (“Non-Voting Equity”) owned by Borrower of each Foreign Subsidiary and each Foreign Subsidiary Holding Company, in each case, directly owned by Borrower set forth on Exhibit D attached hereto, and in each case together with the certificates (or other agreements or instruments), if any, representing such Capital Stock, and all options and other rights, contractual or otherwise, with respect thereto (collectively, together with the Capital Stock described in Section 3.4(b) and 3.4(c) below, the “Pledged Shares”), including, without limitation, the following:

(A)
all shares, securities, membership interests and other Capital Stock or other property representing a dividend or other distribution on or in respect of any of the Pledged Shares, or representing a distribution or return of capital upon or in respect of the Pledged Shares, or resulting from a stock split, revision, reclassification or other exchange therefor, and any other dividends, distributions, subscriptions, warrants, cash, securities, instruments, rights, options or other property issued to or received or receivable by the holder of, or otherwise in respect of, the Pledged Shares; and

(B)
without affecting the obligations of Borrower under any provision prohibiting such action hereunder or under the Loan Agreement, in the event of any consolidation or merger involving the issuer of any Pledged Shares and in which such issuer is not the surviving Person, all Capital Stock of the successor Person (or such lower amount as specified above in the case of successor Persons that are Foreign Subsidiaries or Foreign Subsidiary Holding Companies) formed by or resulting from such consolidation or merger, to the extent that such Person is a direct Subsidiary of Borrower.

(b)           Additional Shares. (i) 100% of the issued and outstanding Capital Stock of any Person that hereafter becomes a Domestic Subsidiary (other than any such Subsidiary that is a Foreign Subsidiary Holding Company) directly owned by Borrower and (ii) 65% (or such greater percentage that, due to a change in an applicable law after the date hereof, (1) could not reasonably be expected to cause the undistributed earnings of such Foreign Subsidiary or such Foreign Subsidiary Holding Company as determined for United States federal income tax purposes to be treated as a deemed dividend to such Foreign Subsidiary’s or such Foreign Subsidiary Holding Company’s United States parent and (2) could not reasonably be expected to cause any adverse tax consequences) of the Voting Equity and 100% of the Non-Voting Equity owned by Borrower of any Person that hereafter becomes a Foreign Subsidiary or a Foreign Subsidiary Holding Company, in each case, directly owned by Borrower, including, without limitation, the certificates (or other agreements or instruments) representing such Capital Stock, and all options and other rights, contractual or otherwise, with respect thereto.

(c)           Accessions and Proceeds. All Accessions and all Proceeds of any and all of the foregoing.

Without limiting the generality of the foregoing, it is hereby specifically understood and agreed that Borrower may from time to time hereafter deliver additional Capital Stock to Bank as collateral security for the Obligations. Upon delivery to Bank, such additional Capital Stock shall be deemed to be part of the Pledged Collateral and shall be subject to the terms of this Agreement whether or not Exhibit D is amended to refer to such additional Capital Stock.

Notwithstanding anything to the contrary contained herein, the security interests granted under this Agreement shall not extend to, and in no event shall the “Pledged Collateral” include, (i) any general intangible, permit, lease, license, contract or other instrument of Borrower if the grant of a security interest in such general intangible, permit, lease, license, contract or other instrument in the manner contemplated by the Loan Documents, under the terms thereof or under applicable law, is prohibited and would result in the termination thereof or give the other parties thereto the right to terminate, accelerate or otherwise alter Borrower’s rights, titles and interests thereunder (including upon the giving of notice or lapse of time or both); provided, that, (x) any such limitation described in this clause (i) on the security interests granted under the Loan Documents shall only apply to the extent that any such prohibition would not be rendered ineffective pursuant to the Code or any other applicable law or principles of equity and (y) in the event of the termination or elimination of any such prohibition or the requirement for any consent contained in any applicable law, general intangible, permit, lease, license, contract or other instrument, to the extent sufficient to permit any such item to become Pledged Collateral, a security interest in such general intangible, permit, lease, license, contract or other instrument shall be automatically and simultaneously granted under the applicable Loan Document and such general intangible, permit, lease, license, contract or other instrument shall no longer constitute “excluded property” and shall be considered Pledged Collateral; and (ii) those assets with respect to which the granting of security interests in such assets would be prohibited by applicable law or regulation (other than to the extent that any such law, regulation or prohibition would be rendered ineffective pursuant to the Code or any other applicable law or principles of equity), or would require governmental consent (after giving effect to the applicable anti-assignment provisions of the Code or other applicable law or principles of equity).

4.5 Delivery of Pledged Collateral. Borrower hereby agrees that:

(a)           Delivery of Certificates. Borrower shall deliver to Bank (i) simultaneously with or promptly following the execution and delivery of this Agreement, all certificates (if any) representing the Pledged Shares of Borrower and (ii) promptly upon the receipt thereof by or on behalf of Borrower, all other certificates and instruments constituting Pledged Collateral. Prior to delivery to Bank, all such certificates and instruments constituting Pledged Collateral shall be held in trust by Borrower for the benefit of Bank pursuant hereto. All such certificates and instruments shall be delivered in suitable form for transfer by delivery or shall be accompanied by duly executed instruments of transfer or assignment in blank, substantially in the form provided in Annex III attached to the Guaranty.

(b)           Additional Securities. If Borrower shall receive (or become entitled to receive) by virtue of its being or having been the owner of any Pledged Collateral, any (i) certificate or instrument, including without limitation, any certificate representing a dividend or distribution in connection with any increase or reduction of capital, reclassification, merger, consolidation, sale of assets, combination of shares or membership or other Capital Stock, stock splits, spin-off or split-off, promissory notes or other instruments, (ii) option or right, whether as an addition to, substitution for, conversion of, or an exchange for, any Pledged Collateral or otherwise in respect thereof, (iii) dividends payable in securities, or (iv) distributions of securities or other Capital Stock or cash or other property in connection with a partial or total liquidation, dissolution or reduction of capital, capital surplus or paid-in surplus, then Borrower shall accept and receive each such certificate, instrument, option, right, dividend or distribution in trust for the benefit of Bank, shall segregate it from Borrower’s other property and shall deliver it forthwith to Bank in the exact form received together with any necessary endorsement and/or appropriate stock power duly executed in blank, substantially in the form provided in Annex III attached to the Guaranty, to be held by Bank as Pledged Collateral and as further collateral security for the Obligations. Notwithstanding anything to the contrary herein, the foregoing shall not apply to any funds received or receivable by Borrower or any Subsidiary from any Foreign Subsidiary or Foreign Subsidiary Holding Company as a result of the repatriation of funds between such entities (the “Repatriated Funds”) and such Repatriated Funds shall not, at any time, constitute Pledged Collateral.

4.6 Voting Rights; Dividend Rights.

(a)           So long as no Event of Default shall have occurred and be continuing, or if an Event of Default has occurred and is continuing and Borrower has not received any notice contemplated by Section 4.6(b), Borrower may exercise any and all voting and other consensual rights pertaining to the Pledged Collateral or any part thereof for any purpose not inconsistent with the terms of this Agreement or any other Loan Document.

(b)           Upon the occurrence and during the continuance of an Event of Default, and delivery by Bank to Borrower of notice of its intent to exercise its rights under this Section 4.6(b), all rights of Borrower to exercise the voting and other consensual rights that it would otherwise be entitled to exercise pursuant to Section 4.6(a) shall cease and all such rights shall thereupon become vested in Bank, which shall then have the sole right to exercise such voting and other consensual rights.

(c)           So long as no Event of Default shall have occurred and be continuing and subject to Section 4.5(b) hereof, or if an Event of Default has occurred and is continuing and Borrower has not received any notice contemplated by Section 4.6(d), Borrower may receive and retain any and all dividends and distributions (other than stock dividends and other dividends and distributions constituting Pledged Collateral addressed hereinabove) or interest paid in respect of the Pledged Collateral to the extent permitted under the Loan Agreement.

(d)           Upon the occurrence and during the continuance of an Event of Default, and delivery by Bank to Borrower of notice of its intent to exercise its rights under this Section 4.6(d):

(i)           all rights of Borrower to receive the dividends, distributions and interest payments that it would otherwise be authorized to receive and retain pursuant to Section 4.6(c) shall cease and all such rights shall thereupon be vested in Bank, which shall then have the sole right to receive and hold as Pledged Collateral such dividends, distributions and interest payments; and

(ii)           all dividends and interest payments that are received by Borrower contrary to the provisions of Section 4.6(d)(i) shall be received in trust for the benefit of Bank, shall be segregated from other property or funds of Borrower, and shall be promptly paid over to Bank as Pledged Collateral in the exact form received, to be held by Bank as Pledged Collateral and as further collateral security for the applicable Obligations.

Notwithstanding anything to the contrary herein, the foregoing Section 4.6(d) shall not apply to any Repatriated Funds received or receivable by Borrower or any Subsidiary from any Foreign Subsidiary or Foreign Subsidiary Holding Company and all rights to receive Repatriated Funds shall remain with Borrower or the applicable Subsidiary, as the case may be, so long as no Event of Default has occurred and is continuing.

5 REPRESENTATIONS AND WARRANTIES

Borrower represents and warrants as follows:

5.1 Due Organization, Authorization; Power and Authority. Borrower is duly existing and in good standing as a Registered Organization in its jurisdiction of formation and is qualified and licensed to do business and is in good standing in any jurisdiction in which the conduct of its business or its ownership of property requires that it be qualified except where the failure to do so could not reasonably be expected to have a material adverse effect on Borrower’s business.

The execution, delivery and performance by Borrower of the Loan Documents to which it is a party have been duly authorized, and do not (i) conflict with any of Borrower’s organizational documents, (ii) contravene, conflict with, constitute a default under or violate any material Requirement of Law, (iii) contravene, conflict or violate any applicable order, writ, judgment, injunction, decree, determination or award of any Governmental Authority by which Borrower or any of its Subsidiaries or any of their property or assets may be bound or affected, (iv) require any action by, filing, registration, or qualification with, or Governmental Approval from, any Governmental Authority (except such Governmental Approvals which have already been obtained and are in full force and effect), or (v) conflict with, contravene, constitute a default or breach under, or result in or permit the termination or acceleration of, any agreement or instrument by which Borrower is bound. Borrower is not in default under any agreement or instrument to which it is a party or by which it is bound other than any such defaults, which, individually or in the aggregate, could not reasonably be expected to have a material adverse effect on Borrower’s business.

5.2 Collateral. Borrower has good title to, rights in, and the power to transfer each item of the Collateral and grants a Lien hereunder free and clear of any and all Liens except Permitted Liens. Borrower has no Collateral Accounts at or with any bank or financial institution other than Bank or Bank’s Affiliates except for the Collateral Accounts described in the Representations and Warranties Certificate delivered to Bank in connection herewith and which Borrower has taken such actions as are necessary to give Bank a perfected security interest therein, pursuant to the terms of Section 6.8(b). The Accounts are bona fide, existing obligations of the Account Debtors.

The Collateral is not in the possession of any third party bailee (such as a warehouseman) except as otherwise provided in the Representations and Warranties Certificate. None of the components of the Collateral shall be maintained at locations other than as provided in the Representations and Warranties Certificate or as permitted pursuant to Section 7.2.

All Inventory is in all material respects of good and marketable quality, free from material defects.

Borrower is the sole owner of the Intellectual Property which it owns or purports to own except for (a) non-exclusive licenses granted to its customers in the ordinary course of business, and (b) over-the-counter software that is commercially available to the public. Each Patent, Copyright and Trademark which Borrower owns or purports to own and which is material to Borrower’s business is valid and enforceable, and no part of the Intellectual Property which Borrower owns or purports to own and which is material to Borrower’s business has been judged invalid or unenforceable, in whole or in part. To the best of Borrower’s knowledge, no claim has been made that any part of the Intellectual Property violates the rights of any third party except to the extent such claim could not reasonably be expected to have a material adverse effect on Borrower’s business.

Except as noted on the Representations and Warranties Certificate, Borrower is not a party to, nor is it bound by, any Restricted License.

5.3 Pledged Collateral.

(a)           Authorization of Pledged Shares. The Pledged Shares are duly authorized and validly issued, are fully paid and nonassessable (if applicable) and are not subject to the preemptive rights of any Person.

(b)           Title. Borrower has good and indefeasible title to the Pledged Collateral and is the legal and beneficial owner of the Pledged Collateral free and clear of any Lien, other than Permitted Liens. There exists no “adverse claim” within the meaning of Section 8-102 of the Code with respect to the Pledged Shares (other than Permitted Liens).

(c)           Exercising of Rights. (i) The exercise by Bank of its rights and remedies hereunder will not violate any law or governmental regulation applicable to Borrower or any material contractual restriction binding on or affecting Borrower or any of its property, (ii) there are no restrictions in any organization document governing the Pledged Collateral or any document related thereto which would limit or restrict the grant of a Lien pursuant to this Agreement on the Pledged Collateral, the perfection of such Lien or the exercise of remedies in respect of such perfected Lien in the Pledged Collateral as contemplated by this Agrement (except, in connection with the exercise of remedies, restrictions under the Code, applicable foreign laws or laws affecting the offering and sale of securities).

(d)           Borrower’s Authority. No authorization, approval or action by, and no notice or filing with any Governmental Authority or with the issuer of any Pledged Shares or any other Person is required either (i) for the pledge made by Borrower or for the granting of the security interest by Borrower pursuant to this Agreement (except (A) as have been already obtained, (B) for the proper filing of a financing statement under the Code and (C) in the case of any Foreign Subsidiary, as may be required under the laws of the jurisdiction in which such Foreign Subsidiary is organized) or (ii) for the exercise by Bank of its rights and remedies hereunder (except as may be required by the Code or applicable foreign laws or laws affecting the offering and sale of securities).

(e)           Security Interest/Priority. This Agreement creates a valid security interest in favor of Bank in the rights of Borrower in the Collateral and the Pledged Collateral. The taking of possession by Bank of the certificates representing the Pledged Shares and any other certificates and instruments constituting Pledged Collateral, together with the taking of possession by Bank of duly executed instruments of transfer or assignments in blank, will perfect and establish the first priority (subject to Permitted Liens) of Bank’s security interest in such Pledged Shares represented by certificates and, when properly perfected by filing a uniform commercial code financing statement or registration, in the Collateral and all other Pledged Collateral represented by such Pledged Shares and instruments securing the applicable Obligations to the extent such security interest can be perfected by filing a uniform commercial code financing statement. Except as set forth in this Section 5.3(e), no action is necessary to perfect such security interest.

(f)           Partnership and Membership Interests. None of the Pledged Shares consisting of partnership or limited liability company interests (i) is dealt in or traded on a securities exchange or in a securities market, (ii) by its terms expressly provides that it is a security governed by Article 8 of the Code, (iii) is an Investment Company Security, (iv) is held in a securities account or (v) constitutes a Security or a Financial Asset.

(g)           No Other Interests. As of the date hereof, Borrower does not own any Capital Stock in any Subsidiary constituting Pledged Collateral other than as set forth on Exhibit D attached hereto.

5.4 Litigation. There are no actions or proceedings pending or, to the knowledge of any Responsible Officer, threatened in writing by or against Borrower or any of its Subsidiaries involving more than, individually or in the aggregate, $250,000.

5.5 Financial Statements; Financial Condition. All consolidated financial statements for Borrower and any of its Subsidiaries delivered to Bank fairly present in all material respects Borrower’s consolidated financial condition and Borrower’s consolidated results of operations as of the date(s) and for the period(s) set forth therein. There has not been any material deterioration in Borrower’s consolidated financial condition since the date of the most recent financial statements submitted to Bank.

5.6 Solvency. Borrower is able to pay its debts (including trade debts) as they mature; the fair saleable value of Borrower’s assets (including goodwill minus disposition costs) exceeds the fair value of its liabilities; and Borrower will not be left with unreasonably small capital immediately following the consummation of the transactions contemplated by this Agreement.

5.7 Compliance with Laws and Regulations. Borrower and each Subsidiary have met the minimum funding requirements of ERISA with respect to any employee benefit plans subject to ERISA. No event has occurred resulting from Borrower’s or any of its Subsidiary’s failure to comply with ERISA that is reasonably likely to result in Borrower’s incurring any liability that could have a Material Adverse Change. Borrower is not an “investment company” or a company “controlled” by an “investment company” under the Investment Company Act of 1940, as amended. Borrower is not engaged as one of its important activities in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulations X, T and U of the Board of Governors of the Federal Reserve System). Borrower (a) has complied in all material respects with all Requirements of Law, and (b) has not violated any Requirements of Law the violation of which could reasonably be expected to have a Material Adverse Change. None of Borrower’s or any of its Subsidiaries’ properties or assets has been used by Borrower or any Subsidiary or, to the best of Borrower’s knowledge, by previous Persons, in disposing, producing, storing, treating, or transporting any hazardous substance other than legally. Borrower and each of its Subsidiaries have obtained all consents, approvals and authorizations of, made all declarations or filings with, and given all notices to, all Governmental Authorities and Regulatory Agencies that are necessary to for the continued operation of their respective businesses as currently conducted, except where the failure to do so could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Change.

5.8 Subsidiaries; Investments. Borrower does not own any stock, partnership or other ownership interest, any other equity securities or any other investments, except for Permitted Investments.

5.9 Tax Returns and Payments; Pension Contributions. Borrower and each Subsidiary have timely filed all tax returns and reports required to be filed, and have timely paid all foreign, federal, state and local taxes, assessments, deposits and contributions owed by Borrower or any Subsidiary except (a) to the extent such taxes or assessments are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted, so long as adequate reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made therefor, or (b) if such taxes, assessments, deposits and contributions do not, individually or in the aggregate, exceed $50,000.

To the extent Borrower defers payment of any contested taxes, Borrower shall (i) notify Bank in writing of the commencement of, and any material development in, the proceedings, and (ii) post bonds or take any other steps required to prevent the Governmental Authority levying such contested taxes from obtaining a Lien upon any of the Collateral that is other than a Permitted Lien. Borrower is unaware of any claims or adjustments proposed for any of Borrower’s or any of its Subsidiaries’ prior tax years which could result in additional taxes becoming due and payable by Borrower or any Subsidiary, collectively, in excess of $200,000. Borrower has paid all amounts necessary to fund all present pension, profit sharing and deferred compensation plans in accordance with their terms, and Borrower has not withdrawn from participation in, and has not permitted partial or complete termination of, or permitted the occurrence of any other event with respect to, any such plan which could reasonably be expected to result in any liability of Borrower, including any liability to the Pension Benefit Guaranty Corporation or its successors or any other governmental agency.

5.10 Use of Proceeds. Borrower shall use the proceeds of the Credit Extensions solely as working capital and to fund its general business requirements and to purchase Interest Rate Agreements pursuant to Section 6.13.

5.11 Full Disclosure. No representation, warranty or other statement of Borrower in any certificate or written statement given to Bank, as of the date such representation, warranty, or other statement was made, taken together with all such written certificates and written statements furnished to Bank, contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained in such certificates or statements not misleading in light of the circumstances in which they were made (it being recognized by Bank that the projections and forecasts provided by Borrower in good faith and based upon reasonable assumptions are not viewed as facts and that actual results during the period or periods covered by such projections and forecasts may differ from the projected or forecasted results).

5.12 Definition of “Knowledge.” For purposes of the Loan Documents, whenever a representation or warranty is made to Borrower’s knowledge or awareness, to the “best of” Borrower’s knowledge, or with a similar qualification, knowledge or awareness means the actual knowledge, after reasonable investigation, of any Responsible Officer.

6 AFFIRMATIVE COVENANTS

Borrower covenants and agrees that, until payment in full of all outstanding Obligations, and for so long as Bank may have any commitment to make a Credit Extension hereunder:

6.1 Government Compliance.

(a)           Borrower shall, and shall cause each of its Subsidiaries to, maintain its and each of its Subsidiaries’ legal existence and good standing in their respective jurisdictions of formation and maintain qualification in each jurisdiction in which the failure to so qualify could reasonably be expected to have a Material Adverse Change. Borrower shall, and shall cause each Subsidiary to, comply in all material respects, with all laws, ordinances and regulations to which it is subject.

(b)           Borrower shall, and shall cause each of its Subsidiaries to, obtain all of the Governmental Approvals necessary for the performance by Borrower and its Subsidiaries of their obligations under the Loan Documents to which they are a party and, to the extent applicable, the grant of a security interest to Bank in all of their respective property. Borrower shall promptly provide copies of any such obtained Governmental Approvals to Bank.

6.2 Financial Statements, Reports, Certificates. Borrower shall provide Bank with the following:

(a)           as soon as available, but in any event no later than 45 days after the last day of each calendar month, a company prepared consolidated balance sheet, income statement and cash flow statement covering Borrower’s and its Subsidiaries’ consolidated operations for such month certified by a Responsible Officer and in a form acceptable to Bank (the “Monthly Financial Statements”);

(b)           within 60 days after the end of each fiscal year of Borrower, and contemporaneously with any updates or amendments thereto, (i) annual operating budgets (including monthly income statements and quarterly balance sheets and quarterly cash flow statements) for the following fiscal year of Borrower and its Subsidiaries, and (ii) annual financial projections for the following fiscal year (on a quarterly basis), in each case as approved by the Board, together with any related business forecasts used in the preparation of such annual financial projections;

(c)           as soon as available, but in any event within 50 days after the end of each of the first three fiscal quarters of each fiscal year of Borrower, an unaudited consolidated and consolidating balance sheet of Borrower and its Subsidiaries as of the end of such fiscal quarter and consolidated statements of income, shareholders’ equity and cash flow of Borrower and its Subsidiaries for such fiscal quarter and for the period commencing at the end of the previous fiscal year and ending with the end of such fiscal quarter, and including (in each case) in comparative form the figures for the corresponding fiscal quarter in, and the year to date portion of, the immediately preceding fiscal year, certified as complete and correct by the chief financial or accounting Responsible Officer of Borrower (subject to normal year-end audit adjustments and the absence of footnotes);

(d)           as soon as available, but in any event within 105 days following the end of Borrower’s fiscal year, a copy of the consolidated and consolidating balance sheet of Borrower and its Subsidiaries, and the related consolidated statements of income, shareholders’ equity and cash flow of Borrower and its Subsidiaries for such fiscal year, setting forth in comparative form the figures for the immediately preceding fiscal year, all prepared in accordance with GAAP and accompanied by (i) an opinion of independent public accountants of recognized national standing reasonably acceptable to Bank (which opinion shall not be qualified as to scope or contain any explanatory paragraph expressing substantial doubt about the ability of Borrower and its Subsidiaries to continue as a going concern), stating that such financial statements fairly present, in all material respects, the consolidated financial condition, results of operations and cash flows of Borrower and its Subsidiaries as of the dates and for the periods specified in accordance with GAAP and (ii) a narrative report and management’s discussion and analysis of the financial condition and results of operations of Borrower and its Subsidiaries for such fiscal year, as compared to amounts for the previous fiscal year;

(e)           contemporaneously with the furnishing of the financial statements required pursuant to Sections 6.2(a), (c) and (d), a duly completed Compliance Certificate signed by a Responsible Officer, (i) certifying that as of the end of such period covered by the applicable financial statements, Borrower was in compliance with all of the terms and conditions of this Agreement, (ii) such officer has not become aware of any Event of Default or default that has occurred and is continuing or, if there is any such Event of Default or default, describing it and the steps, if any, being taken to cure it, and providing such other information as required thereby, (iii) if Borrower wishes the Applicable Rate to be based on the rates per annum set forth in Category 1 of the definition of Applicable Rate, setting forth computations in reasonable detail showing the Total Leverage Ratio as of the date of the most recent balance sheet included in such financial statements, (iv) if financial statements are delivered pursuant to Section 6.2(c) or (d), certifying as to the compliance by Borrower and its Subsidiaries with the financial covenants set forth in Section 7.12, and (v) setting forth such other information as Bank may reasonably request.

(f)           within five days of filing, copies of all periodic and other reports, proxy statements and other materials filed by Borrower and/or any Guarantor with the SEC, any Governmental Authority succeeding to any or all of the functions of the SEC or with any national securities exchange, or distributed to its shareholders, as the case may be. Documents required to be delivered pursuant to the terms hereof (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date on which Borrower posts such documents, or provides a link thereto, on Borrower’s website; provided, however, Borrower shall promptly notify Bank in writing (which may be by electronic mail) of the posting of any such documents;

(g)           within five days of delivery, copies of all statements, reports and notices not otherwise enumerated in this Section 6.2 which are made available generally to Borrower’s security holders or to any holders of Subordinated Debt;

(h)           prompt report of any legal actions pending or threatened in writing against Borrower or any of its Subsidiaries that could result in damages or costs to Borrower or any of its Subsidiaries of, individually or in the aggregate, $100,000 or more;

(i)           written notice if any Key Person ceases to hold his or her office with Borrower, which notice shall be provided to Bank within five days after such departure;

(j)           prompt written notice of (i) any material change in the composition of the Intellectual Property, (ii) the registration of any Copyright (including any subsequent ownership right of Borrower or any Guarantor in or to any Copyright), Patent or Trademark not previously disclosed to Bank, or (iii) Borrower’s knowledge of an event that materially adversely affects the value of the Intellectual Property; and

(k)           promptly, from time to time, such other information regarding Borrower or compliance with the terms of any Loan Documents as reasonably requested by Bank.

6.3 Cash Management.

(a)           Collection of Accounts. Borrower shall, and shall cause each Guarantor to, direct Account Debtors to deliver or transmit all proceeds of Accounts into a lockbox account, or such other “blocked account” or “blocked accounts” as specified by Bank (any such accounts, individually and collectively, the “Cash Collateral Account”). Whether or not an Event of Default has occurred and is continuing, Borrower shall immediately, and in any event no later than one Business Day after its or any Guarantor’s receipt of such amounts, deliver all payments on and proceeds of Accounts to the Cash Collateral Account.

(b)           Reserves. Notwithstanding any terms in this Agreement to the contrary: (i) Bank may, in its good faith business judgment, hold any proceeds of the Accounts and any amounts in the Cash Collateral Account as a reserve to cover Borrower’s Obligations to Bank (and to pay such Obligations when due); and (ii) at times when an Event of Default exists or an event exists that, with notice or passage of time or both, Bank determines would constitute an Event of Default, Bank may hold any proceeds of the Accounts and any amounts in the Cash Collateral Account that are not applied to the Obligations pursuant to Section 9.1(h) as a reserve to be applied to any Obligations regardless of whether such Obligations are then due and payable.

(c)           Returns. Provided no Event of Default has occurred and is continuing, if any Account Debtor returns any Inventory to Borrower or any Subsidiary, Borrower shall, and shall cause each of its Subsidiaries to, promptly (i) determine the reason for such return, (ii) issue a credit memorandum to the Account Debtor in the appropriate amount, and (iii) provide a copy of such credit memorandum to Bank, upon request from Bank. In the event any attempted return occurs after the occurrence and during the continuance of any Event of Default, Borrower or the applicable Subsidiary (if such Subsidiary is a Guarantor) shall hold the returned Inventory in trust for Bank, and immediately notify Bank of the return of the Inventory.

(d)           Verifications; Confirmations; Credit Quality; Notifications. Bank may, from time to time, verify and confirm directly with the respective Account Debtors the validity, amount and other matters relating to the Accounts, either in the name of Borrower, the applicable Subsidiary or Bank or such other name as Bank may choose, and notify any Account Debtor of Bank’s security interest in such Account.

(e)           No Liability. Bank shall not be responsible or liable for any shortage or discrepancy in, damage to, or loss or destruction of, any goods, the sale or other disposition of which gives rise to an Account, or for any error, act, omission, or delay of any kind occurring in the settlement, failure to settle, collection or failure to collect any Account, or for settling any Account in good faith for less than the full amount thereof, nor shall Bank be deemed to be responsible for any of Borrower’s or any Subsidiary’s obligations under any contract or agreement giving rise to an Account. Nothing herein shall, however, relieve Bank from liability for its own gross negligence or willful misconduct.

6.4 Inventory and Equipment; Returns. Borrower shall, and shall cause each of its Subsidiaries to, keep all Inventory and Equipment in good and merchantable condition (ordinary wear and tear and casualty and condemnation excepted) and free from all material defects, except for Inventory and Equipment (i) sold in the ordinary course of business, and (ii) for which adequate reserves have been made, in all cases in the United States and such other locations as to which Borrower or any Subsidiary gives prior written notice. Returns and allowances, if any, as between Borrower or any Subsidiary and its respective Account Debtors shall be on the same basis and in accordance with the usual customary practices of Borrower or such Subsidiary, as they exist on the Effective Date. Borrower and each of its Subsidiaries shall promptly notify Bank of all returns and recoveries and of all disputes and written claims received involving Inventory having an individual or aggregate book value of more than $200,000.

6.5 Taxes; Pensions. Borrower shall timely, and cause each of its Subsidiaries to timely, file all required tax returns and reports and pay all foreign, federal, state and local taxes, assessments, deposits and contributions owed by Borrower and each of its Subsidiaries, except for deferred payment of any taxes contested pursuant to the terms of Section 5.9 hereof, and Borrower shall deliver to Bank, on demand, appropriate certificates attesting to the payments thereof, and Borrower and its Subsidiaries shall pay all amounts necessary to fund all present pension, profit sharing and deferred compensation plans in accordance with their terms.

6.6 Access to Collateral; Books and Records. At reasonable times, on one Business Day’s prior notice (provided no notice is required if an Event of Default has occurred and is continuing), Bank, or its agents, shall have the right to inspect the Collateral and the right to audit and copy Borrower’s Books. The foregoing inspections and audits shall be conducted no more often than once every 12 months (or more frequently as Bank in its sole discretion determines the conditions warrant) unless an Event of Default has occurred and is continuing in which case such inspections and audits shall occur as often as Bank shall determine is necessary. The foregoing inspections and audits shall be conducted at Borrower’s expense and the charge therefor shall be $1,000 per person per day (or such higher amount as shall represent Bank’s then-current standard charge for the same), provided that any such audit does not exceed four Business Days, plus Bank’s reasonable out-of-pocket expenses. In the event Borrower and Bank schedule an audit more than 10 days in advance, and Borrower cancels or seeks to or reschedules the audit with less than 10 days written notice to Bank, then (without limiting any of Bank’s rights or remedies) Borrower shall pay Bank a fee of $1,000 plus any out-of-pocket expenses incurred by Bank to compensate Bank for the anticipated costs and expenses of the cancellation or rescheduling.

6.7 Insurance.

(a)           Borrower shall, and shall cause each Subsidiary to, keep its business and the Collateral insured for risks and in amounts standard for companies in Borrower’s and such Subsidiary’s respective industries and located in similar locations and as Bank may reasonably request. Insurance policies shall be in a form, with financially sound and reputable insurance companies that are not Affiliates of Borrower, and in amounts that are satisfactory to Bank. All property policies shall have a lender’s loss payable endorsement, in form satisfactory to Bank, showing Bank as lender’s loss payee. All liability policies shall show, or have endorsements showing, Bank as an additional insured. Bank shall be named as lender loss payee and/or additional insured with respect to any such insurance providing coverage in respect of any Collateral.

(b)           At Bank’s request, Borrower shall deliver to Bank certified copies of insurance policies and evidence of all premium payments. Each provider of any such insurance required under this Section 6.7 shall agree, by endorsement upon the policy or policies issued by it or by independent instruments furnished to Bank, that it will give Bank 30 days prior written notice before any such policy or policies shall be materially altered or canceled. Proceeds payable under any casualty policy will, at Borrower’s option, be payable to Borrower to replace the property subject to the claim; provided that any such replacement property shall be deemed Collateral in which Bank has been granted a first priority security interest; provided further that if an Event of Default has occurred and is continuing, all proceeds payable under any such policy shall, at Bank’s option, be payable to Bank to be applied on account of the Obligations.

(c)           If Borrower fails to obtain insurance as required under this Section 6.7 or to pay any amount or furnish any required proof of payment to third persons and Bank, Bank may make all or part of such payment or obtain such insurance policies required in this Section 6.7, and take any action under the policies Bank deems prudent.

6.8 Accounts.

(a)           Borrower shall, and shall cause each Subsidiary operating in the United States or China to, (i) within 120 days of the Effective Date, maintain its primary operating and other deposit accounts, the Cash Collateral Account and primary securities/investment accounts and all excess cash with Bank and/or Bank’s Affiliates and (ii) promptly, and in any event no later than 120 days after the Effective Date, instruct all parties making payments (including, but not limited to, in respect of accounts receivable and dividends) to Borrower and/or any Subsidiary to remit such payments to an account contemplated by clause (i) above; provided that Borrower and its Subsidiaries shall be permitted to maintain deposit accounts and securities/investment accounts with third party financial institutions in the United States so long as such accounts contain no more than 15% of Borrower’s and such Subsidiaries’ total cash, Cash Equivalents and investment balances maintained in the United States; provided further that Borrower and its Subsidiaries shall be permitted to maintain deposit accounts and securities/investment accounts with third party financial institutions located in China so long as such accounts contain no more than 40% of Borrower and such Subsidiaries’ total cash, Cash Equivalents and investment balances maintained in China.

(b)           In addition to and without limiting the restrictions in Section 6.8(a), Borrower and each Guarantor shall provide Bank 10 days prior written notice before establishing any Collateral Account at or with any bank or financial institution other than Bank or Bank’s Affiliates. For each Collateral Account that Borrower or any Guarantor at any time maintains, Borrower shall, and shall cause each such Guarantor to, cause the applicable bank or financial institution at or with which any Collateral Account is maintained to execute and deliver a Control Agreement or other appropriate instrument with respect to such Collateral Account to perfect Bank’s Lien in such Collateral Account in accordance with the terms hereunder which Control Agreement may not be terminated without the prior written consent of Bank. The provisions of the previous sentence shall not apply to deposit accounts exclusively used for payroll, payroll taxes and other employee wage and benefit payments to or for the benefit of Borrower’s or any Guarantor’s employees and identified to Bank by Borrower or such Guarantor as such (such accounts, “Excluded Accounts”).

6.9 Protection of Intellectual Property Rights.

(a)           (i) Borrower shall, and shall cause each of its Subsidiaries to, protect, defend and maintain the validity and enforceability of its Intellectual Property; (ii) promptly advise Bank in writing of material infringements or any other event that could reasonably be expected to materially and adversely affect the value of its Intellectual Property; and (iii) not allow any Intellectual Property material to Borrower’s or any Subsidiary’s business to be abandoned, forfeited or dedicated to the public without Bank’s prior written consent.

(b)           If Borrower or any Guarantor (i) obtains any Patent, registered Trademark, registered Copyright, registered mask work, or any pending application for any of the foregoing, whether as owner, licensee or otherwise, or (ii) applies for any Patent or the registration of any Trademark, then Borrower shall promptly provide written notice thereof to Bank and shall, and shall cause such Guarantor to, execute such intellectual property security agreements and other documents and take such other actions as Bank may request in its good faith business judgment to perfect and maintain a first priority perfected security interest in favor of Bank in such property. If Borrower or any Guarantor decides to register any Copyrights or mask works in the United States Copyright Office, Borrower shall, and shall cause such Guarantor to: (x) provide Bank with at least 10 days prior written notice of its intent to register such Copyrights or mask works together with a copy of the application it intends to file with the United States Copyright Office (excluding exhibits thereto); (y) execute an intellectual property security agreement and such other documents and take such other actions as Bank may request in its good faith business judgment to perfect and maintain a first priority perfected security interest in favor of Bank in the Copyrights or mask works intended to be registered with the United States Copyright Office; and (z) upon the request of Bank, record such intellectual property security agreement with the United States Copyright Office. Borrower shall, and shall cause each Guarantor to, promptly provide to Bank copies of all applications that it files for Patents or for the registration of Trademarks, Copyrights or mask works, together with evidence of the recording of the applicable intellectual property security agreement required for Bank to perfect and maintain a first priority perfected security interest in such property.

(c)           Prior to entering into or becoming bound by any Restrictive License (other than over-the-counter software that is commercially available to the public), Borrower shall, and shall cause each Guarantor to, provide written notice to Bank of the material terms of such license or agreement with a description of its anticipated impact on Borrower’s or such Guarantor’s business or financial condition. Borrower shall, and shall cause each Guarantor to, take such steps as Bank requests to obtain the consent of, or waiver by, any person whose consent or waiver is necessary for (i) any Restricted License to be deemed “Collateral” and for Bank to have a security interest in it that might otherwise be restricted or prohibited by law or by the terms of any such Restricted License, and (ii) Bank to have the ability in the event of a liquidation of any Collateral to dispose of such Collateral in accordance with Bank’s rights and remedies under this Agreement and the other Loan Documents.

6.10 Protection of the Pledged Collateral. Borrower shall:

(b)           warrant and defend title to and ownership of the Pledged Collateral of at its own expense against the claims and demands of all other parties claiming an interest therein (other than holders of Permitted Liens), keep the Pledged Collateral free from all Liens, except for Permitted Liens, and not sell, exchange, transfer, assign, lease or otherwise dispose of the Pledged Collateral or any interest therein, except as permitted under the Loan Documents;

(c)           not make or consent to any amendment or other modification or waiver that is materially adverse to the interests of Bank with respect to any of the Pledged Collateral or enter into any agreement or allow to exist any restriction with respect to any of the Pledged Collateral, in each case, other than pursuant hereto or as may be permitted under this Agreement;

(d)           file all reports and other information now or hereafter required to be filed by Borrower with the SEC and any other state, federal or foreign agency in connection with the ownership of the Pledged Collateral; and

(e)           not, without promptly executing and delivering, or causing to be executed and delivered, to Bank such agreements, documents and instruments as Bank may reasonably request for the purpose of perfecting its security interest therein, issue or acquire any Capital Stock constituting Pledged Collateral consisting of an interest in a partnership or a limited liability company that (i) is dealt in or traded on a securities exchange or in a securities market, (ii) by its terms expressly provides that it is a security governed by Article 8 of the UCC, (iii) is an Investment Company Security, (iv) is held in a securities account or (v) constitutes a Security or a Financial Asset.

6.11 Litigation Cooperation. From the date hereof and continuing through the termination of this Agreement, Borrower shall, and shall cause its Subsidiaries to, make available to Bank, without expense to Bank, Borrower, each Subsidiary and each of their respective officers, employees and agents and Borrower’s Books, to the extent that Bank may deem them reasonably necessary to prosecute or defend any third-party suit or proceeding instituted by or against Bank with respect to any Collateral or relating to Borrower or any Subsidiary.

6.12 Formation or Acquisition of Subsidiaries; Additional Guarantors. Notwithstanding and without limiting the negative covenants contained in Sections 7.3 and 7.7 hereof, at the time that Borrower forms any direct or indirect Subsidiary or acquires any direct or indirect Subsidiary after the Effective Date, Borrower shall (a) provide Bank with at least 10 Business Days prior written notice of such formation or acquisition and (b) provide to Bank appropriate certificates and powers and financing statements, pledging all of the direct or beneficial ownership interest in such new Subsidiary, in form and substance satisfactory to Bank; provided that if such Subsidiary is not organized under the laws of the United States, the pledge of ownership interests in such Subsidiary shall be limited to 65% of the stock, units or other evidence of ownership interests held by Borrower or any of its Subsidiaries in such new Subsidiary which is not organized under the laws of the United States. In the event that any Subsidiary becomes a Material Subsidiary, Borrower shall, within 30 days after the end of the fiscal quarter in which such Subsidiary becomes a Material Subsidiary (i) cause such new Subsidiary to provide to Bank a Guaranty, and become a Guarantor hereunder, together with such appropriate financing statements and/or Control Agreements, all in form and substance satisfactory to Bank (including being sufficient to grant Bank a first priority Lien (free and clear of all Liens except for Permitted Liens) in and to the assets of such Material Subsidiary), (ii) provide to Bank appropriate certificates and powers and financing statements, pledging all of the direct or beneficial ownership interest in such new Subsidiary, in form and substance satisfactory to Bank and (iii) provide to Bank all other documentation in form and substance satisfactory to Bank, including one or more opinions of counsel satisfactory to Bank, which in its opinion is appropriate with respect to the execution and delivery of the applicable documentation referred to above. Any document, agreement, or instrument executed or issued pursuant to this Section 6.11 shall be a Loan Document.

6.13 Interest Rate Agreements. Within 30 days after the Effective Date, Borrower shall enter into Interest Rate Agreements with Bank or its Affiliates with an aggregate face amount equal to no less than 50% of the Term Loan Amount. At all times, Borrower shall maintain Interest Rate Agreements with an aggregate face amount equal to no less than 50% of the outstanding principal amount of the Term Loan Advance.

6.14 Material Licenses; Compliance with Laws. Borrower shall, and shall cause each of its Subsidiaries to, (i) maintain each Permit, including each Regulatory Authorization, or file any notice or registration in, each jurisdiction (including, but not limited to the United States, China and Japan) in which Borrower or any Subsidiary is required to obtain any Permit or Regulatory Authorization or to file any notice or registration, in order to design, manufacture, store, label, sell, promote, import or distribute its products, and (ii) promptly provide evidence of the same to Bank. Borrower shall, and shall cause each of its Subsidiaries to, comply with the requirements of all applicable laws, rules, regulations and orders of any Governmental Authority or Regulatory Agency except to the extent the failure to so comply could not individually or in the aggregate, reasonably be expected to have a Material Adverse Change.

6.15 Further Assurances. Borrower shall, and shall cause each Guarantor to, execute any further instruments and take further action as Bank reasonably requests to (a) cause this Agreement or any other Loan Document to be, become or remain valid and effective in accordance with its terms, (b) perfect or continue Bank’s Lien in the Collateral and the Pledged Collateral, (c) enable Bank to exercise and enforce its rights and remedies hereunder in respect of the Collateral and the Pledged Collateral, and (d) otherwise effect the purposes of this Agreement, including, without limitation and if requested by Bank, delivering to Bank upon its request following the occurrence and continuation of an Event of Default, irrevocable proxies in respect of the Pledged Collateral. Borrower shall, and shall cause each Guarantor to, deliver to Bank, within five days after the same are sent or received, copies of all correspondence, reports, documents and other filings with any Governmental Authority regarding compliance with or maintenance of Governmental Approvals or Requirements of Law or that could reasonably be expected to have a material adverse effect on any of the Governmental Approvals or otherwise on the operations of Borrower or any of its Subsidiaries.

6.16 Post-Closing Obligations. Notwithstanding anything to the contrary herein or in the other Loan Documents (it being understood that to the extent that the existence of any of the following post-closing obligations that is not overdue would otherwise cause any representation, warranty, covenant, default or Event of Default in this Agreement or any other Loan Document to be in breach, Bank hereby waives such breach for the period from the Effective Date until the first date on which such condition is required to be fulfilled (giving effect to any extensions thereof) pursuant to this Section 6.16), Borrower shall deliver or cause to be delivered the following items to Bank no later than the dates set forth below (or such later date agreed to by Bank in its sole discretion):

(a)           no later than 30 days after the Effective Date, (i) Control Agreements in form and substance reasonably satisfactory to Bank for each Collateral Account maintained by Borrower or any Subsidiary in the United States (other than Excluded Accounts), and (ii) that certain Deposit Account Control Agreement (Withdrawals initially permitted) in form and substance satisfactory to Bank with respect to the account of Tahitian Noni Beverages (China) Company Limited; and

(b)           no later than 30 days after the Effective Date, landlord access agreements and bailee letters as contemplated by Section 7.2, each in form and substance reasonably satisfactory to Bank;

(c)           no later than 30 days after the Effective Date, insurance endorsements from one or more insurance companies reasonably satisfactory to Bank, evidencing property and liability coverage required to be maintained pursuant to the Loan Documents, with Bank named as loss payee or additional insured, as applicable;

(d)           no later than five days after the Effective Date, certificates evidencing all the Pledged Shares that are certificate and all the Pledged Shares (as defined in the Guaranty) held by the Guarantors that are certificated, together with endorsements and/or appropriate stock powers, in each case, duly executed in blank; and

(d)           no later than 90 days after the Effective Date, Borrower shall, and shall cause Morinda Holdings, Inc. and Tahitian Noni Beverages (China) Company Limited to, each at its own cost and expense, complete all the procedures and formalities necessary in order to effect and register the pledge of the equity interests in Tahitian Noni Beverages (China) Company Limited, pursuant to the Equity Pledge Agreement, dated as of the Effective Date, by and among Morinda Holdings, Inc., as pledgor, Tahitian Noni Beverages (China) Company Limited, as company, and Bank, as pledgee.

7 NEGATIVE COVENANTS

Borrower covenants and agrees that, so long as any credit hereunder shall be available and until the outstanding Obligations are paid in full or for so long as Bank may have any commitment to make any Credit Extensions, Borrower shall not do any of the following without Bank’s prior written consent:

7.1 Dispositions. Convey, sell, lease, transfer, assign, or otherwise dispose of (collectively, “Transfer”), or permit any of its Subsidiaries to Transfer, all or any part of its business or property, except for Transfers (a) of Inventory in the ordinary course of business; (b) of worn-out or obsolete Equipment that is, in the reasonable judgment of Borrower or such Subsidiary, no longer economically practicable to maintain or useful in the ordinary course of business of Borrower or such Subsidiary; (c) consisting of Permitted Liens and Permitted Investments; (d) consisting of the sale or issuance of any stock of Borrower permitted under Section 7.2 of this Agreement; (e) consisting of Borrower’s or such Subsidiary’s use or transfer of money or Cash Equivalents in the ordinary course of its business for the payment of ordinary course business expenses in a manner that is not prohibited by the terms of this Agreement or the other Loan Documents; (f) consisting of the sale of fixed assets and property which is, as of the date of this Agreement, in the process of being sold by a Subsidiary of Borrower pursuant to a letter of intent dated February 4, 2019, as previously disclosed to Bank; (g) consisting of cash payments in respect of earn-outs, working capital adjustments and/or dividends under that certain Plan of Merger, dated as of December 2, 2018, by and among Borrower, New Age Health Sciences Holdings, Inc. and Morinda Holdings, Inc., including, without limitation, dividends payable pursuant to Borrower’s outstanding shares of Series D Convertible Preferred Stock, so long as the Morinda Adjusted EBITDA for the fiscal year ended December 31, 2019 is at least $17,000,000; provided however, if the Morinda Adjusted EBITDA for the fiscal year ended December 31, 2019 is less than $17,000,000 such cash payments may be made in connection with the foregoing so long as such payments under this clause (g), (i) are funded with proceeds from sales or issuances of Qualified Stock and (ii) do not exceed the amount of funds received pursuant to such sales or issuances of Qualified Stock; (h) consisting of the issuance of Qualified Stock of Borrower in satisfaction of Borrower’s obligations under the foregoing clause (g); (i) of non-exclusive licenses for the use of the property of Borrower or its Subsidiaries in the ordinary course of business and (j) consisting of the issuance, sale or disposition (including, without limitation, pursuant to an “at-the-market” offering) of any Qualified Stock, Stock Equivalents or Qualified Stock issuable upon conversion or exercise of any Stock Equivalents (including, without limitation, stock options and convertible notes).

7.2 Changes in Business, Management, Control, or Business Locations. (a) Engage in or permit any of its Subsidiaries to engage in any business other than the businesses currently engaged in by Borrower and each such Subsidiary, as applicable, or reasonably related thereto or consistent with business plans announced publicly prior to the Effective Date; (b) liquidate or dissolve; (c) have a change in management such that any Key Person ceases to hold his or her office with Borrower and a replacement satisfactory to the Board is not made within 90 days after such departure; or (d) permit or suffer any Change in Control.

Borrower shall, and shall cause each of its Subsidiaries to, not, without at least 30 days prior written notice to Bank: (i) add any new offices or business locations, including warehouses (unless such new offices or business locations contain less than $200,000 in Borrower’s or any Subsidiary’s assets or property) or deliver any portion of the Collateral valued, individually or in the aggregate, in excess of $200,000 to a bailee at a location other than to a bailee and at a location already disclosed in the Representations and Warranties Certificate, (ii) change its jurisdiction of organization, (iii) change its organizational structure or type, (iv) change its legal name, or (v) change any organizational number (if any) assigned by its jurisdiction of organization. If Borrower or any Subsidiary intends to deliver any portion of the Collateral valued, individually or in the aggregate, in excess of $100,000 to a bailee or leased location, and Bank and such bailee or landlord are not already parties to a bailee agreement or landlord access agreement, as applicable, governing both the Collateral and the location to which Borrower or such Subsidiary intends to deliver the Collateral, then Borrower will first receive the written consent of Bank, and such bailee shall execute and deliver a bailee agreement in form and substance satisfactory to Bank.

7.3 Mergers or Acquisitions. Merge or consolidate, or permit any of its Subsidiaries to merge or consolidate, with any other Person, or acquire, or permit any of its Subsidiaries to acquire, all or substantially all of the capital stock or property of another Person (including, without limitation, by the formation of any Subsidiary) except for any acquisition of another Person in which the aggregate consideration paid in connection therewith is less than $1,000,000 and (i) no default or Event of Default has occurred and is continuing before and immediately after giving effect to such acquisition, (ii) the EBITDA (calculated in a manner satisfactory to Bank in its sole discretion) of the acquired Person for the 12 month period immediately preceding such acquisition is greater than $0, and (iii) during the 12 month period immediately preceding such acquisition, the acquired Person was engaging in the same or substantially similar business as that of Borrower. A Subsidiary may merge or consolidate into another Subsidiary or into Borrower.

7.4 Indebtedness. Create, incur, assume, or be liable for any Indebtedness, or permit any Subsidiary to do so, other than Permitted Indebtedness, or prepay any Indebtedness or take any actions which impose on Borrower or any Subsidiary an obligation to prepay an Indebtedness, except Indebtedness to Bank.

7.5 Encumbrance. Create, incur, allow, or suffer any Lien on any of its property, or assign or convey any right to receive income, including the sale of any Accounts, or permit any of its Subsidiaries to do so, except for Permitted Liens, permit any Collateral not to be subject to the first priority security interest granted herein, or enter into any agreement, document, instrument or other arrangement (except with or in favor of Bank) with any Person which directly or indirectly prohibits or has the effect of prohibiting Borrower or any Subsidiary from assigning, mortgaging, pledging, granting a security interest in or upon, or encumbering any of Borrower’s or any Subsidiary’s Intellectual Property, except as is otherwise permitted in Section 7.1 hereof and the definition of “Permitted Liens” herein.

7.6 Maintenance of Collateral Accounts. Maintain any Collateral Account, or permit any Subsidiary to do so, except pursuant to the terms of Section 6.8 hereof.

7.7 Distributions; Investments. (a) Other than as contemplated by Section 7.1(g) and (j), above, pay any dividends or make any distribution or payment or redeem, retire or purchase any capital stock; provided that Borrower may convert any of its convertible securities into other securities pursuant to the terms of such convertible securities or otherwise in exchange thereof; or (b) directly or indirectly make any Investment (including, without limitation, by the formation of any Subsidiary) other than Permitted Investments, or permit any of its Subsidiaries to do so. Notwithstanding anything to the contrary herein, nothing in this Agreement shall prohibit any repatriation of funds from Foreign Subsidiaries to Borrower or any of its Domestic Subsidiaries.

7.8 Transactions with Affiliates. Directly or indirectly enter into or permit to exist any material transaction with any Affiliate of Borrower or any Subsidiary, except for transactions that are in the ordinary course of Borrower’s or such Subsidiary’s business, upon fair and reasonable terms that are no less favorable to Borrower or such Subsidiary, as applicable, than would be obtained in an arm’s length transaction with a non-affiliated Person.

7.9 Subordinated Debt. (a) Make or permit any payment on any Subordinated Debt, except under the terms of the subordination, intercreditor, or other similar agreement to which such Subordinated Debt is subject, or (b) amend any provision in any document relating to the Subordinated Debt which would increase the amount thereof, provide for earlier or greater principal, interest, or other payments thereon, or adversely affect the subordination thereof to the Obligations owed to Bank.

7.10 Inventory and Equipment. Store the Inventory or the Equipment of a book value in excess of $250,000 with a bailee, warehouseman, collocation facility or similar third party, or permit any of its Subsidiaries to do so, unless, in each case, the third party has been notified of Bank’s security interest and Bank (a) has received an acknowledgment from the third party that it is holding or will hold the Inventory or Equipment for Bank’s benefit or (b) is in possession of the warehouse receipt, where negotiable, covering such Inventory or Equipment. Except for Inventory sold in the ordinary course of business and for movable items of personal property having an aggregate book value not in excess of $100,000, and except for such other locations as Bank may approve in writing, Borrower shall, and shall cause each Guarantor to, keep the Inventory and Equipment only at the locations set forth on the Representations and Warranties Certificate and such other locations of which Borrower gives Bank prior written notice and as to which Bank is able to take such actions as may be necessary to perfect its security interest or to obtain a bailee’s acknowledgment of Bank’s rights in the Collateral.

7.11 Compliance. Become, or permit any Subsidiary to become, an “investment company” or a company controlled by an “investment company”, under the Investment Company Act of 1940, as amended, or undertake as one of its important activities extending credit to purchase or carry margin stock (as defined in Regulation U of the Board of Governors of the Federal Reserve System), or use the proceeds of any Credit Extension for that purpose; fail, or permit any Subsidiary to fail, to meet the minimum funding requirements of ERISA or permit a Reportable Event or Prohibited Transaction (each as defined in ERISA) to occur; fail, or permit any Subsidiary to fail, to comply with the Federal Fair Labor Standards Act or violate any other law or regulation, if the violation could reasonably be expected to have a material adverse effect on Borrower’s or such Subsidiary’s business; withdraw, or permit any Subsidiary to withdraw, from participation in, permit partial or complete termination of, or permit the occurrence of any other event with respect to, any present pension, profit sharing and deferred compensation plan which could reasonably be expected to result in any liability of Borrower or any Subsidiary, including any liability to the Pension Benefit Guaranty Corporation or its successors or any other governmental agency.

7.12 Financial Covenants.

(a) Minimum Adjusted EBITDA. Not suffer or permit the Adjusted EBITDA for Borrower and its Subsidiaries, for the 12 month period ending on the last day of any fiscal quarter, commencing with the fiscal quarter ending March 31, 2019, to be less than the amount set forth in the table below opposite such date.

Date	Minimum Adjusted EBITDA
March 31, 2019	$4,000,000
June 30, 2019	$4,000,000
September 30, 2019	$7,000,000
December 31, 2019	$8,000,000

(b) Net Cash. Not suffer or permit the aggregate Net Cash of Borrower, its Subsidiaries organized in the United States and its Subsidiaries organized in China, which is maintained in an account at Bank or any of Bank’s Affiliates in the United States or in China, to be less than $5,000,000 in the aggregate at any time on and after the Effective Date through December 31, 2019.

(c) Total Leverage Ratio. Not suffer or permit the Total Leverage Ratio as of the last day of any fiscal quarter, commencing with the fiscal quarter ending March 31, 2020, to be greater than the maximum ratio set forth in the table below opposite such date.

Date	Maximum Total Leverage Ratio
March 31, 2020	2.50 to 1.00
June 30, 2020	2.50 to 1.00
September 30, 2020	2.50 to 1.00
December 31, 2020	2.00 to 1.00
March 31, 2021	2.00 to 1.00
June 30, 2021	2.00 to 1.00
September 30, 2021	2.00 to 1.00
December 31, 2021	1.50 to 1.00
March 31, 2022	1.50 to 1.00
June 30, 2022	1.50 to 1.00
September 30, 2022	1.50 to 1.00
December 31, 2022 and thereafter	1.00 to 1.00

(d) Fixed Charge Coverage Ratio. Not suffer or permit the Fixed Charge Coverage Ratio as of the last day of any fiscal quarter, commencing with the fiscal quarter ending March 31, 2020, to be less than 1.50 to 1.00.

7.13 Equity Cure. In the event Borrower fails to comply with the financial covenants set forth in Section 7.12 as of the last day of any fiscal quarter, any cash equity contribution (funded with proceeds from a sale or issuance of Qualified Stock of Borrower) to the capital of Borrower after the last day of such fiscal quarter and on or prior to the day that is 10 Business Days after the day on which financial statements are required to be delivered for that fiscal quarter will, at the irrevocable election of Borrower, be included in the calculation of Adjusted EBITDA solely for the purposes of determining compliance with such covenants in Section 7.12 at the end of such fiscal quarter (each, a “Cure Quarter”) and any subsequent period that includes such Cure Quarter (any such equity contribution so included in the calculation of Adjusted EBITDA, a “Specified Equity Contribution”); provided that (a) notice of Borrower’s intent to accept a Specified Equity Contribution shall be delivered by Borrower to Bank no later than the day on which financial statements are required to be delivered for the applicable fiscal quarter, (b) in each consecutive four fiscal quarter period there will be at least two fiscal quarters in which no Specified Equity Contribution is made, (c) the amount of any Specified Equity Contribution will be no greater than 100% of the amount required to cause Borrower and its Subsidiaries to be in compliance with such financial covenants (the “Cure Amount”), (d) there shall be no more than three Specified Equity Contributions made in the aggregate after the Effective Date, (e) Specified Equity Contributions shall not be made in any two consecutive quarters, (f) the aggregate amount of all Specified Equity Contributions made under this Section 7.13 shall not exceed $5,000,000, (g) Borrower shall immediately apply the proceeds of a Specified Equity Contribution to prepay the Term Loan Advance in accordance with Section 2.3(d)(ii) and (h) there shall be no reduction in Indebtedness in connection with any Specified Equity Contribution (or the application of the proceeds thereof, including application of such proceeds for purposes of cash netting) for determining compliance with Section 7.12 for the period ending on the last day of the applicable Cure Quarter; provided that following any prepayment of the Term Loan Advance pursuant to Section 2.3(d)(ii) there shall be a reduction in Indebtedness for determining compliance with Section 7.12 in future fiscal quarters where such Cure Quarter is included in the applicable test period (but, for the avoidance of doubt, there shall be no de-leveraging credit for the period ending on the last day of the Cure Quarter in respect of which the Specified Equity Contribution is made). Upon Bank’s receipt of notice from Borrower of its intent to make a Specified Equity Contribution pursuant to this Section 7.13 no later than the day on which financial statements are required to be delivered for the applicable fiscal quarter, then, until the day that is 10 Business Days after such date, (x) Bank shall not exercise the right to accelerate the Term Loan Advance or the Advances and Bank shall not exercise any right to foreclose on or take possession of the Collateral and (y) notwithstanding anything to the contrary herein, the Default Rate shall not be applicable, in each case, solely on the basis of an Event of Default having occurred and being continuing as a result of Borrower’s failure to be in compliance with the financial covenants set forth in Section 7.12 in respect of the period ending on the last day of such fiscal quarter. If, after giving effect to the foregoing pro forma adjustment (but not, for the avoidance of doubt, giving pro forma adjustment to any repayment of Indebtedness in connection therewith), Borrower is in compliance with the financial covenants set forth in Section 7.12, Borrower shall be deemed to have satisfied the requirements of Section 7.12 as of the relevant date of determination with the same effect as though there had been no failure to comply on such date, and the applicable breach or default of Section 7.12 that had occurred shall be deemed cured for purposes of this Agreement.

8 EVENTS OF DEFAULT

Any one of the following shall constitute an event of default (an “Event of Default”) under this Agreement:

8.1 Payment Default. Borrower fails to (a) make any payment of principal or interest on any Credit Extension when due, or (b) pay any other Obligations within five Business Days after such Obligations are due and payable (which five Business Day cure period shall not apply to payments due on the Revolving Line Maturity Date or the Term Loan Maturity Date). During the cure period, the failure to make or pay any payment specified under clause (b) hereunder is not an Event of Default;

8.2 Covenant Default.

(a) Borrower fails or neglects to perform any obligation in Sections 6.2, 6.3, 6.4, 6.5, 6.6, 6.7, 6.8, 6.9, 6.10, 6.11, 6.12, 6.13 or 6.14 or violates any covenant in Section 7; or

(b) Borrower or any Guarantor fails or neglects to perform, keep, or observe any other term, provision, condition, covenant or agreement contained in this Agreement or any of the other Loan Documents to which it is a party, and as to any default (other than those specified in this Section 8) under such other term, provision, condition, covenant or agreement that can be cured, has failed to cure the default within 10 days after the occurrence thereof;

8.3 Material Adverse Change. If there occurs any circumstance or circumstances which could reasonably be expected to cause a Material Adverse Change;

8.4 Attachment; Levy; Restraint on Business.

(a)           (i) The service of process seeking to attach, by trustee or similar process, any funds of Borrower or of any entity under the control of Borrower (including a Subsidiary) in excess of $100,000, or (ii) a notice of lien or levy is filed against any of Borrower’s or any of a Guarantor’s assets by any Governmental Authority, and the same under subclauses (i) and (ii) hereof are not, within 10 days after the occurrence thereof, discharged or stayed (whether through the posting of a bond or otherwise); provided, however, no Credit Extensions shall be made during any 10 day cure period; or

(b)            (i) any material portion of Borrower’s or any Guarantor’s assets is attached, seized, levied on, or comes into possession of a trustee, receiver or person acting in similar capacity, or (ii) any court order enjoins, restrains, or prevents Borrower or any Guarantor from conducting all or any material part of its business;

8.5 Insolvency. (a) Borrower or any Guarantor is unable to pay its debts (including trade debts) as they become due; (b) Borrower or any Guarantor begins an Insolvency Proceeding; or (c) an Insolvency Proceeding is commenced against Borrower or any Guarantor and is not dismissed or stayed within 45 days (but no Credit Extensions shall be made until any such Insolvency Proceeding is dismissed);

8.6 Other Agreements. There is, under any agreement to which Borrower or any Guarantor is a party with a third party or parties, (a) any default resulting in a right by such third party or parties, whether or not exercised, to accelerate the maturity of any Indebtedness in an amount individually or in the aggregate in $250,000; (b) any breach or default by Borrower or Guarantor, the result of which could have a Material Adverse Change;

8.7 Judgments; Penalties. One or more fines, penalties or final judgments, orders or decrees for the payment of money in an amount, individually or in the aggregate, of at least $250,000 (not covered by independent third-party insurance as to which liability has been accepted by such insurance carrier) shall be rendered against Borrower or any Guarantor, and the same are not, within 10 days after the entry, assessment or issuance thereof, discharged, satisfied, or paid, or after execution thereof, stayed or bonded pending appeal, or such judgments are not discharged prior to the expiration of any such stay (provided that no Credit Extensions will be made prior to the satisfaction, payment, discharge, stay or bonding of such fine, penalty, judgment, order or decree);

8.8 Misrepresentations. Borrower, any Guarantor, or any Person acting for Borrower or any Guarantor makes any representation, warranty, or other statement now or later in this Agreement, any other Loan Document or in any writing delivered to Bank or to induce Bank to enter this Agreement or any other Loan Document, and such representation, warranty or other statement is incorrect or misleading in any material respect when made; or

8.9 Guaranty. If any Guaranty of all or a portion of the Obligations ceases for any reason to be in full force and effect, or any Guarantor fails to perform any obligation under any such Guaranty or a security agreement securing any such Guaranty (collectively, the “Guaranty Documents”), or any event of default occurs under any Guaranty Document or any guarantor revokes or purports to revoke a Guaranty, or any material misrepresentation or material misstatement exists now or hereafter in any warranty or representation set forth in any Guaranty Document or in any certificate delivered to Bank in connection with any Guaranty Document, in each case when made or deemed made, or if any of the circumstances described in Sections 8.4 through 8.7 occur with respect to any Guarantor.

8.10 Subordinated Debt. Any document, instrument, or agreement evidencing any Subordinated Debt shall for any reason be revoked or invalidated or otherwise cease to be in full force and effect, any Person shall be in breach thereof or contest in any manner the validity or enforceability thereof or deny that it has any further liability or obligation thereunder, or the Obligations shall for any reason be subordinated or shall not have the priority contemplated by this Agreement or any applicable subordination or intercreditor agreement.

9 BANK’S RIGHTS AND REMEDIES

9.1 Rights and Remedies. Upon the occurrence and during the continuance of an Event of Default (subject to any applicable grace periods), Bank may, without notice or demand, do any or all of the following:

(a)           declare all Obligations immediately due and payable (provided that upon the occurrence of an Event of Default described in Section 8.5 all Obligations shall become immediately due and payable without any action by Bank);

(b)           stop advancing money or extending credit for Borrower’s benefit under this Agreement or under any other agreement between Borrower and Bank;

(c)           demand that Borrower (i) deposit cash with Bank in an amount equal to at least 105% of the aggregate face amount of all Letters of Credit remaining undrawn (plus all interest, fees, and costs due or to become due in connection therewith (as estimated by Bank in its good faith business judgment)), to secure all of the Obligations relating to such Letters of Credit, as collateral security for the repayment of any future drawings under such Letters of Credit, and Borrower shall forthwith deposit and pay such amounts, and (ii) pay in advance all letter of credit fees scheduled to be paid or payable over the remaining term of any Letters of Credit;

(d)           terminate any FX Contracts;

(e)           verify the amount of, demand payment of and performance under, and collect any Accounts and General Intangibles, settle or adjust disputes and claims directly with Account Debtors for amounts on terms and in any order that Bank considers advisable, and notify any Person owing Borrower money of Bank’s security interest in such funds. Borrower shall collect all payments in trust for Bank and, if requested by Bank, immediately deliver the payments to Bank in the form received from the Account Debtor, with proper endorsements for deposit;

(f)           make any payments and do any acts it considers necessary or reasonable to protect the Collateral and/or its security interest in the Collateral;

(g)           enter premises where the Collateral is located, take and maintain possession of any part of the Collateral, and pay, purchase, contest, or compromise any Lien which appears to be prior or superior to its security interest and pay all expenses incurred in connection therewith. With respect to Borrower’s owned premises, Borrower hereby grants Bank a license to enter and occupy such premises, without charge, to exercise any of Bank’s rights or remedies. Borrower shall assemble the Collateral if Bank requests and make it available as Bank designates;

(h)           setoff and apply to the Obligations any (i) balances and deposits of Borrower held by Bank, or (ii) amount held by Bank owing to or for the credit or the account of Borrower;

(i)           ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, advertise for sale, and sell the Collateral, it being understood that Bank is hereby granted a non-exclusive, royalty-free license or other right to use, without charge, Borrower’s labels, Patents, Copyrights, mask works, rights of use of any name, trade secrets, trade names, Trademarks, and advertising matter, or any similar property as it pertains to the Collateral, in completing production of, advertising for sale, and selling any Collateral and, in connection with Bank’s exercise of its rights under this Section 9.1, Borrower’s rights under all licenses and all franchise agreements inure to Bank’s benefit;

(j)           place a “hold” on any account maintained with Bank and/or deliver a notice of exclusive control, any entitlement order, or other directions or instructions pursuant to any Control Agreement or similar agreements providing control of any Collateral;

(k)           sell the Collateral at either a public or private sale, or both, by way of one or more contracts or transactions, for cash or on terms, in such manner and at such places (including Borrower’s premises) as Bank determines is commercially reasonable, and apply any proceeds to the Obligations in whatever manner or order Bank deems appropriate;

(l)           sell the Collateral without giving any warranties as to the Collateral; provided that Bank may specifically disclaim any warranties of title or the like, and this procedure will not be considered adversely to affect the commercial reasonableness of any sale of the Collateral; if Bank sells any of the Collateral upon credit, Borrower will be credited only with payments actually made by the purchaser, received by Bank and applied to the indebtedness of the purchaser; and if the purchaser fails to pay for the Collateral, Bank may resell the Collateral and Borrower shall be credited with the proceeds of the sale. Bank may credit bid and purchase at any public sale;

(m)           apply for the appointment of a receiver, trustee, liquidator or conservator of the Collateral, without notice and without regard to the adequacy of the security for the Obligations and without regard to the solvency of Borrower, any Guarantor or any other Person liable for any of the Obligations;

(n)           demand and receive possession of Borrower’s Books; and

(o)           exercise all rights and remedies available to Bank under the Loan Documents or at law or equity, including all remedies provided under the Code (including disposal of the Collateral pursuant to the terms thereof).

9.2 Power of Attorney. Borrower hereby irrevocably appoints Bank as its lawful attorney-in-fact, exercisable following the occurrence of an Event of Default, to: (a) endorse Borrower’s name on any checks, payment instruments, or other forms of payment or security; (b) sign Borrower’s name on any invoice or bill of lading for any Account or drafts against Account Debtors; (c) demand, collect, sue, and give releases to any Account Debtor for monies due, settle and adjust disputes and claims about the Accounts directly with Account Debtors, and compromise, prosecute, or defend any action, claim, case or proceeding about any Collateral (including filing a claim or voting a claim in any bankruptcy case in Bank’s or Borrower’s name, as Bank chooses); (d) make, settle, and adjust all claims under Borrower’s insurance policies; (e) pay, contest or settle any Lien, charge, encumbrance, security interest, or other claim in or to the Collateral, or any judgment based thereon, or otherwise take any action to terminate or discharge the same; (f) dispose of the Collateral; and (g) transfer the Collateral into the name of Bank or a third party as the Code permits. Borrower hereby appoints Bank as its lawful attorney-in-fact to sign Borrower’s name on any documents necessary to perfect or continue the perfection of Bank’s security interest in the Collateral regardless of whether an Event of Default has occurred until all Obligations have been satisfied in full and the Loan Documents have been terminated. Bank’s foregoing appointment as Borrower’s attorney-in-fact, and all of Bank’s rights and powers, coupled with an interest, are irrevocable until all Obligations have been fully repaid and performed and the Loan Documents have been terminated.

9.3 Protective Payments. If Borrower fails to obtain the insurance called for by Section 6.7 or fails to pay any premium thereon or fails to pay any other amount which Borrower is obligated to pay under this Agreement or any other Loan Document or which may be required to preserve the Collateral, Bank may obtain such insurance or make such payment, and all amounts so paid by Bank are Bank Expenses and are immediately due and payable, bearing interest at the then highest rate applicable to the Obligations, and are secured by the Collateral. Bank will make reasonable efforts to provide Borrower with notice of Bank obtaining such insurance at the time it is obtained or within a reasonable time thereafter. No payments by Bank are deemed an agreement to make similar payments in the future or Bank’s waiver of any Event of Default.

9.4 Application of Payments and Proceeds. Bank shall have the right to apply in any order any funds in its possession, whether from Borrower account balances, payments, proceeds realized as the result of any collection of Accounts or other disposition of the Collateral, or otherwise, to the Obligations. Bank shall pay any surplus to Borrower by credit to the Designated Deposit Account or to other Persons legally entitled thereto; Borrower shall remain liable to Bank for any deficiency. If Bank, directly or indirectly, enters into a deferred payment or other credit transaction with any purchaser at any sale of Collateral, Bank shall have the option, exercisable at any time, of either reducing the Obligations by the principal amount of the purchase price or deferring the reduction of the Obligations until the actual receipt by Bank of cash therefor.

9.5 Bank’s Liability for Collateral. So long as Bank complies with reasonable banking practices regarding the safekeeping of the Collateral in the possession or under the control of Bank, Bank shall not be liable or responsible for: (a) the safekeeping of the Collateral; (b) any loss or damage to the Collateral; (c) any diminution in the value of the Collateral; or (d) any act or default of any carrier, warehouseman, bailee, or other Person. Borrower bears all risk of loss, damage or destruction of the Collateral.

9.6 No Waiver; Remedies Cumulative. Bank’s failure, at any time or times, to require strict performance by Borrower of any provision of this Agreement or any other Loan Document shall not waive, affect, or diminish any right of Bank thereafter to demand strict performance and compliance herewith or therewith. No waiver hereunder shall be effective unless signed by the party granting the waiver and then is only effective for the specific instance and purpose for which it is given. Bank’s rights and remedies under this Agreement and the other Loan Documents are cumulative. Bank has all rights and remedies provided under the Code, by law, or in equity. Bank’s exercise of one right or remedy is not an election and shall not preclude Bank from exercising any other remedy under this Agreement or other remedy available at law or in equity, and Bank’s waiver of any Event of Default is not a continuing waiver. Bank’s delay in exercising any remedy is not a waiver, election or acquiescence.

9.7 Demand Waiver. Borrower waives demand, notice of default or dishonor, notice of payment and nonpayment, notice of any default, nonpayment at maturity, release, compromise, settlement, extension, or renewal of accounts, documents, instruments, chattel paper and guarantees held by Bank on which Borrower is liable.

10 NOTICES

All notices, consents, requests, approvals, demands, or other communication by any party to this Agreement or any other Loan Document must be in writing and shall be deemed to have been validly served, given, or delivered: (a) upon the earlier of actual receipt and three Business Days after deposit in the U.S. mail, first class, registered or certified mail return receipt requested, with proper postage prepaid; (b) upon transmission, when sent by electronic mail or facsimile transmission; (c) one Business Day after deposit with a reputable overnight courier with all charges prepaid; or (d) when delivered, if hand-delivered by messenger, all of which shall be addressed to the party to be notified and sent to the address, facsimile number, or email address indicated below. Bank or Borrower may change its mailing or electronic mail address or facsimile number by giving the other party written notice thereof in accordance with the terms of this Section 10.

If to Borrower:
New Age Beverages Corporation
Denver, CO 80229
Attn: Chief Executive Officer
Fax: (801) 234-1040
Email: (303) 289-8655

If to Bank:
East West Bank
Santa Clara, California 95054
Attn: Kelvin P. Chan
Fax: (408) 588-9684
Email: Kelvin.Chan@eastwestbank.com

11 CHOICE OF LAW; VENUE; JURY TRIAL WAIVER

Except as otherwise expressly provided in any of the Loan Documents, this Agreement and the other Loan Documents shall be governed by and construed in accordance with the law of the State of New York without regard to principles of conflicts of law. Borrower and Bank each submit to the exclusive jurisdiction of the State and Federal courts in New York County, New York; provided, however, that nothing in this Agreement shall be deemed to operate to preclude Bank from bringing suit or taking other legal action in any other jurisdiction to realize on the Collateral or any other security for the Obligations, or to enforce a judgment or other court order in favor of Bank. Borrower expressly submits and consents in advance to such jurisdiction in any action or suit commenced in any such court, and Borrower hereby waives any objection that it may have based upon lack of personal jurisdiction, improper venue, or forum non conveniens and hereby consents to the granting of such legal or equitable relief as is deemed appropriate by such court. Borrower hereby waives personal service of the summons, complaints, and other process issued in such action or suit and agrees that service of such summons, complaints, and other process may be made by registered or certified mail addressed to Borrower at the address set forth in, or subsequently provided by Borrower in accordance with, Section 10 of this Agreement and that service so made shall be deemed completed upon the earlier to occur of Borrower’s actual receipt thereof or three days after deposit in the U.S. mails, proper postage prepaid.

TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, BORROWER AND BANK EACH WAIVE THEIR RIGHT TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE OTHER LOAN DOCUMENTS OR ANY CONTEMPLATED TRANSACTION, INCLUDING CONTRACT, TORT, BREACH OF DUTY AND ALL OTHER CLAIMS. THIS WAIVER IS A MATERIAL INDUCEMENT FOR BOTH PARTIES TO ENTER INTO THIS AGREEMENT. EACH PARTY HAS REVIEWED THIS WAIVER WITH ITS COUNSEL.

This Section 11 shall survive the termination of this Agreement.

12 GENERAL PROVISIONS

12.1 Termination Prior to Maturity Date; Survival. All covenants, representations and warranties made in this Agreement shall continue in full force until this Agreement has terminated pursuant to its terms and all Obligations have been satisfied. So long as Borrower has satisfied the Obligations (other than inchoate indemnity obligations for which no claim has been asserted, and any other obligations which, by their terms, are to survive the termination of this Agreement, and any Obligations under Bank Services Agreements that are cash collateralized in accordance with Section 4.1 of this Agreement), this Agreement may be terminated prior to the Revolving Line Maturity Date and the Term Loan Maturity Date by Borrower, effective three Business Days after written notice of termination is given to Bank. Those obligations that are expressly specified in this Agreement as surviving this Agreement’s termination shall continue to survive notwithstanding this Agreement’s termination.

12.2 Successors and Assigns. This Agreement binds and is for the benefit of the successors and permitted assigns of each party. Borrower may not assign this Agreement or any rights or obligations under it without Bank’s prior written consent (which may be granted or withheld in Bank’s sole discretion). Bank has the right, without the consent of or notice to Borrower, to sell, transfer, assign, negotiate, or grant participations in all or any part of, or any interest in, Bank’s obligations, rights, and benefits under this Agreement and the other Loan Documents.

12.3 Indemnification. Borrower agrees to indemnify, defend and hold Bank and its directors, officers, employees, advisors, affiliates, attorneys, agents and any other Person affiliated with or representing Bank (each, an “Indemnified Person”) harmless against: (i) all obligations, demands, claims and liabilities (collectively, “Claims”) claimed or asserted by any other party in connection with the transactions contemplated by the Loan Documents; and (ii) all losses or expenses (including Bank Expenses) in any way suffered, incurred, or paid by such Indemnified Person as a result of, following from, consequential to, or arising from transactions between Bank and Borrower (including, without limitation, reasonable attorneys’ fees and expenses), except for Claims and/or losses directly caused by such Indemnified Person’s gross negligence or willful misconduct as determined by a court of competent jurisdiction in a final and non-appealable judgment.

This Section 12.3 shall survive until all statutes of limitation with respect to the Claims, losses and expenses for which indemnity is given shall have run.

12.4 Time of Essence. Time is of the essence for the performance of all Obligations in this Agreement.

12.5 Severability of Provisions. Each provision of this Agreement is severable from every other provision in determining the enforceability of any provision.

12.6 Correction of Loan Documents. Bank may correct patent errors and fill in any blanks in the Loan Documents consistent with the agreement of the parties.

12.7 Amendments in Writing; Waiver; Integration. No purported amendment or modification of any Loan Document, or waiver, discharge or termination of any obligation under any Loan Document, shall be enforceable or admissible unless, and only to the extent, expressly set forth in a writing signed by Borrower and Bank. Without limiting the generality of the foregoing, no oral promise or statement, nor any action, inaction, delay, failure to require performance or course of conduct shall operate as, or evidence, an amendment, supplement or waiver or have any other effect on any Loan Document. Any waiver granted shall be limited to the specific circumstance expressly described in it, and shall not apply to any subsequent or other circumstance, whether similar or dissimilar, or give rise to, or evidence, any obligation or commitment to grant any further waiver. The Loan Documents represent the entire agreement about this subject matter and supersede prior negotiations or agreements. All prior agreements, understandings, representations, warranties and negotiations between the parties about the subject matter of the Loan Documents are merged into the Loan Documents.

12.8 Counterparts. This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, is an original, and all taken together, constitute one Agreement. Executed copies of the signature pages of this Agreement sent by facsimile or transmitted electronically in Portable Document Format (“.pdf”), or any similar format, shall be treated as originals, fully binding and with full legal force and effect, and the parties waive any rights they may have to object to such treatment.

12.9 Confidentiality. In handling any confidential information, Bank shall exercise the same degree of care that it exercises for its own proprietary information, but disclosure of information may be made: (a) to Bank’s Subsidiaries or Affiliates (such Subsidiaries and Affiliates, together with Bank, collectively, “Bank Entities”); (b) to prospective transferees or purchasers of any interest in the Credit Extensions (provided, however, Bank shall use its reasonable best efforts to obtain any prospective transferee’s or purchaser’s agreement to the terms of this provision); (c) as required by law, regulation, subpoena or other order; (d) to Bank’s regulators or as otherwise required in connection with Bank’s examination or audit; (e) as Bank considers appropriate in exercising remedies under the Loan Documents; and (f) to third-party service providers of Bank so long as such service providers have executed a confidentiality agreement with Bank with terms no less restrictive than those contained herein. Confidential information does not include information that is either: (i) in the public domain or already in Bank’s possession when disclosed to Bank, or becomes part of the public domain (other than as a result of its disclosure by Bank in violation of this Agreement) after disclosure to Bank; or (ii) disclosed to Bank by a third party, if Bank does not know that the third party is prohibited from disclosing the information.

Bank Entities may use confidential information for the development of databases, reporting purposes and market analysis so long as such confidential information is aggregated and anonymized prior to distribution unless otherwise expressly permitted by Borrower. The provisions of the immediately preceding sentence shall survive the termination of this Agreement.

12.10 Right of Setoff. Borrower hereby grants to Bank a Lien and a right of setoff as security for all Obligations to Bank, whether now existing or hereafter arising upon and against all deposits, credits, collateral and property, now or hereafter in the possession, custody, safekeeping or control of Bank or any entity under the control of Bank (including a Subsidiary or Affiliate of Bank) or in transit to any of them. At any time after the occurrence and during the continuance of an Event of Default, without demand or notice, Bank may setoff the same or any part thereof and apply the same to any liability or Obligation of Borrower even though unmatured and regardless of the adequacy of any other collateral securing the Obligations. ANY AND ALL RIGHTS TO REQUIRE BANK TO EXERCISE ITS RIGHTS OR REMEDIES WITH RESPECT TO ANY OTHER COLLATERAL WHICH SECURES THE OBLIGATIONS, PRIOR TO EXERCISING ITS RIGHT OF SETOFF WITH RESPECT TO SUCH DEPOSITS, CREDITS OR OTHER PROPERTY OF BORROWER, ARE HEREBY KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVED.

12.11 Captions. The headings used in this Agreement are for convenience only and shall not affect the interpretation of this Agreement.

12.12 Construction of Agreement. The parties mutually acknowledge that they and their attorneys have participated in the preparation and negotiation of this Agreement. In cases of uncertainty this Agreement shall be construed without regard to which of the parties caused the uncertainty to exist.

12.13 Relationship. The relationship of the parties to this Agreement is determined solely by the provisions of this Agreement. The parties do not intend to create any agency, partnership, joint venture, trust, fiduciary or other relationship with duties or incidents different from those of parties to an arm’s-length contract.

12.14 Third Parties. Nothing in this Agreement, whether express or implied, is intended to: (a) confer any benefits, rights or remedies under or by reason of this Agreement on any persons other than the express parties to it and their respective permitted successors and assigns; (b) relieve or discharge the obligation or liability of any person not an express party to this Agreement; or (c) give any person not an express party to this Agreement any right of subrogation or action against any party to this Agreement.

13 DEFINITIONS

13.1 Definitions. As used in the Loan Documents, the word “shall” is mandatory, the word “may” is permissive, the word “or” is not exclusive, the words “includes” and “including” are not limiting and the singular includes the plural. As used in this Agreement, the following capitalized terms have the following meanings:

“Account” is any “account” as defined in the Code with such additions to such term as may hereafter be made, and includes, without limitation, all accounts receivable and other sums owing to Borrower or any Subsidiary.

“Account Debtor” is any “account debtor” as defined in the Code with such additions to such term as may hereafter be made.

“Adjusted EBITDA” means, for Borrower and its Subsidiaries for any period, Consolidated Net Income for such period plus, to the extent deducted in determining such Consolidated Net Income for such period (and without duplication), (i) Interest Expense, (ii) income tax expense (including tax accruals), (iii) depreciation and amortization (but excluding patent amortization, if any), (iv) any non-cash charges or expenses approved by Bank in its sole discretion (other than any such non-cash item to the extent it represents an accrual of, or reserve for, anticipated cash expenditures in any future period), (v) transaction costs and fees (A) related to the negotiation, execution and delivery of the Loan Documents, or (B) paid after the Effective Date to Bank in connection with the Loan Documents, (vi) the amount of the prepayment fee paid on the Effective Date in connection with the early extinguishment of Indebtedness owed to Siena Lending Group LLC under that certain Loan and Security Agreement, dated as of August 10, 2018, by and among Borrower, NABC, Inc., NABC Properties, LLC, New Age Health Sciences, Inc. and Siena Lending Group LLC, and (vii) any costs incurred with respect to liability, casualty events or business interruption, to the extent covered by insurance (as confirmed by the applicable insurance company), the proceeds of which are received during such period or within 120 days thereafter; provided that, notwithstanding anything to the contrary herein, any gain or loss from the sale of fixed assets and property which is, as of the date of this Agreement, in the process of being sold by a Subsidiary of Borrower pursuant to a letter of intent dated February 4, 2019, as previously disclosed to Bank shall be excluded from the calculation of Adjusted EBITDA. Notwithstanding anything herein to the contrary, the aggregate amount added back pursuant to the prior sentence for non-recurring expenses shall not exceed (x) $7,200,000 for the fiscal year ending December 31, 2018 and (y) $500,000 for any fiscal year thereafter.

“Advance” or “Advances” means a revolving credit loan (or revolving credit loans) under the Revolving Line.

“Affiliate” is, with respect to any Person, each other Person that owns or controls directly or indirectly the Person, any Person that controls or is controlled by or is under common control with the Person, and each of that Person’s senior executive officers, directors, partners and, for any Person that is a limited liability company, that Person’s managers and members.

“Agreement” is defined in the preamble hereof.

“Applicable Rate” means, for any day, the applicable rate set forth below under the caption “Prime Rate Spread” based upon the Total Leverage Ratio as of the end of the fiscal quarter of Borrower for which consolidated financial statements have theretofore been most recently delivered pursuant to Section 6.2(c) or Section 6.2(d):

Total Leverage Ratio:	Prime Rate Spread
Category 1 Less than 1.50 to 1.00	0.25%
Category 2 Greater than or equal to 1.50 to 1.00	0.50%

For purposes of the foregoing, each change in the Applicable Rate resulting from a change in the Total Leverage Ratio shall be effective during the period commencing on and including the second Business Day following the date of delivery to Bank pursuant to Section 6.2(c) or Section 6.2(d) of the consolidated financial statements indicating such change and ending on the date immediately preceding the effective date of the next such change. Notwithstanding the foregoing, the Applicable Rate shall be based on the rates per annum set forth in Category 2 (i) until the delivery of consolidated financial statements required to be delivered pursuant to Section 6.2(c) for the first fiscal quarter ended after the Effective Date, (ii) at any time that an Event of Default has occurred and is continuing or (iii) if Borrower shall fail to deliver the consolidated financial statements required to be delivered pursuant to Section 6.2(c) or Section 6.2(d) or shall elect not to include in any certificate required to be delivered pursuant to Section 6.2(e) the computations described in clause (iii) thereof, in each case within the time periods specified herein for such delivery, during the period commencing on and including the day of the occurrence of a default resulting from such failure and until the delivery thereof.

“Authorized Signer” is any individual listed in Borrower’s resolutions who is authorized to execute the Loan Documents, including making (and executing if applicable) any Credit Extension request, on behalf of Borrower.

“Availability Amount” is (a) the Revolving Line minus (b) the outstanding principal balance of any Advances.

“Bank” is defined in the preamble hereof.

“Bank Entities” is defined in Section 12.9.

“Bank Expenses” are all reasonable fees, costs and expenses (including reasonable attorneys’ fees and expenses, whether generated by in-house or by outside counsel) for preparing, amending, negotiating, administering, defending and enforcing the Loan Documents (including, without limitation, those incurred in connection with appeals or Insolvency Proceedings) or otherwise incurred with respect to Borrower, any Guarantor or the Collateral.

“Bank Services” are any products, credit services and/or financial accommodations previously, now or hereafter provided to Borrower or any of its Subsidiaries by Bank or any Bank Affiliate, including, without limitation, any letters of credit, cash management services (including, without limitation, merchant services, direct deposit of payroll, business credit cards and check cashing services), interest rate swap arrangements and foreign exchange services as any such products or services may be identified in Bank’s various agreements related thereto (collectively, “Bank Services Agreements”).

“Bank Services Agreements” are defined in the definition of Bank Services.

“Board” is Borrower’s board of directors.

“Borrower” is defined in the preamble hereof.

“Borrower’s Books” are all Borrower’s and its Subsidiaries’ books and records including ledgers, federal and state tax returns, records regarding Borrower’s and its Subsidiaries’ assets or liabilities, the Collateral, business operations or financial condition, and all computer programs or storage or any equipment containing such information.

“Business Day” is any day that is not a Saturday, Sunday or a day on which Bank is closed.

“Capital Stock” means all shares of capital stock (whether denominated as common stock or preferred stock), equity interests, beneficial, partnership or membership interests, joint venture interests, participations or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all other ownership or profit interests in, or Stock Equivalents (regardless of how designated) of, a Person (other than an individual), whether voting or non-voting.

“Cash” means money, currency or a credit balance in any Deposit Account, in each case determined in accordance with GAAP.

“Cash Collateral Account” is defined in Section 6.3(a).

“Cash Equivalents” means (a) marketable direct obligations issued or unconditionally guaranteed by the United States or any agency or any State thereof having maturities of not more than one year from the date of acquisition; (b) commercial paper maturing no more than one year after its creation and having the highest rating from either Standard & Poor’s Financial Services LLC, a division of The McGraw-Hill Companies, Inc., and any successor thereto or Moody’s Investors Service, Inc. and any successor thereto; (c) Bank’s certificates of deposit issued maturing no more than one year after issue; and (d) money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (a) through (c) of this definition.

“CFC” means any Subsidiary that is a “controlled foreign corporation” within the meaning of Section 957 of the Internal Revenue Code.

“Change in Control” means (a) a transaction, other than a bona fide equity financing or series of financings, on terms and from investors reasonably acceptable to Bank (it being understood and agreed that Borrower’s investors and their Affiliates as of the Effective Date are acceptable to Bank) in which any “person” or “group” (within the meaning of Section 13(d) and 14(d)(2) of the Exchange Act) becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of a sufficient number of shares of all classes of stock then outstanding of Borrower ordinarily entitled to vote in the election of directors, empowering such “person” or “group” to elect a majority of the Board of Directors of Borrower, who did not have such power before such transaction; or (b) at any time, Borrower shall cease to own and control, of record and beneficially, directly or indirectly, 100% of each class of outstanding capital stock of each of its Subsidiaries free and clear of all Liens (except Liens created by this Agreement and except for Subsidiaries of which Borrower holds less than 100% of each class of outstanding capital stock on the date hereof).

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (i) the adoption or taking effect of any law, rule, regulation or treaty, (ii) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (iii) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that, notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Claims” is defined in Section 12.3.

“Code” is the Uniform Commercial Code, as the same may, from time to time, be enacted and in effect in the State of New York; provided, that, to the extent that the Code is used to define any term herein or in any Loan Document and such term is defined differently in different Articles or Divisions of the Code, the definition of such term contained in Article or Division 9 shall govern; provided further, that in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection or priority of, or remedies with respect to, Bank’s Lien on any Collateral is governed by the Uniform Commercial Code in effect in a jurisdiction other than the State of New York, the term “Code” shall mean the Uniform Commercial Code as enacted and in effect in such other jurisdiction solely for purposes of the provisions thereof relating to such attachment, perfection, priority or remedies and for purposes of definitions relating to such provisions.

“Collateral” is any and all properties, rights and assets of Borrower described on Exhibit A.

“Collateral Account” is any Deposit Account, Securities Account or Commodity Account.

“Commercial Letter of Credit” means any Letter of Credit issued for the purpose of providing the primary payment mechanism in connection with the purchase of any materials, goods or services by Borrower or any of its Subsidiaries in the ordinary course of business of such Person.

“Commodity Account” is any “commodity account” as defined in the Code with such additions to such term as may hereafter be made.

“Compliance Certificate” is that certain certificate in the form attached hereto as Exhibit B.

“Consolidated Net Income” means, with respect to Borrower and its Subsidiaries, for any period, the consolidated net income (or loss) of Borrower and its Subsidiaries for such period, determined in accordance with GAAP, any extraordinary gains or losses and any gains or losses from discontinued operations.

“Contingent Obligation” is, for any Person, any direct or indirect liability, contingent or not, of that Person for (a) any indebtedness, lease, dividend, letter of credit or other obligation of another such as an obligation, in each case, directly or indirectly guaranteed, endorsed, co-made, discounted or sold with recourse by that Person, or for which that Person is directly or indirectly liable; (b) any obligations for undrawn letters of credit for the account of that Person; and (c) all obligations from any interest rate, currency or commodity swap agreement, interest rate cap or collar agreement, or other agreement or arrangement designated to protect a Person against fluctuation in interest rates, currency exchange rates or commodity prices; but “Contingent Obligation” does not include endorsements in the ordinary course of business. The amount of a Contingent Obligation is the stated or determined amount of the primary obligation for which the Contingent Obligation is made or, if not determinable, the maximum reasonably anticipated liability for it determined by the Person in good faith, but the amount may not exceed the maximum of the obligations under any guarantee or other support arrangement.

“Control Agreement” is any control agreement entered into among the depository institution at which Borrower or any of its Subsidiaries maintains a Deposit Account or the securities intermediary or commodity intermediary at which Borrower or any of its Subsidiaries maintains a Securities Account or a Commodity Account, Borrower or such Subsidiary, as applicable, and Bank pursuant to which Bank obtains control (within the meaning of the Code) over such Deposit Account, Securities Account or Commodity Account.

“Copyrights” are any and all copyright rights, copyright applications, copyright registrations and like protections in each work of authorship and derivative work thereof, whether published or unpublished and whether or not the same also constitutes a trade secret.

“Credit Extension” is any Advance, any Term Loan Advance or any other extension of credit by Bank for Borrower’s benefit.

“Cure Amount” is defined in Section 7.13.

“Cure Quarter” is defined in Section 7.13.

“Default Rate” is defined in Section 2.6(b).

“Deposit Account” is any “deposit account” as defined in the Code with such additions to such term as may hereafter be made.

“Designated Deposit Account” is the account number ending [___] (last three digits) maintained by Borrower with Bank (provided, however, if no such account number is included, then the Designated Deposit Account shall be any deposit account of Borrower maintained with Bank as chosen by Bank).

“Disqualified Stock” means any Capital Stock that, by its terms (or by the terms of any security or other Capital Stock into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition (other than customary asset sale offers and redemptions upon the change of control, in each case so long as any rights of the holders thereof upon the occurrence of such change of control or asset sale shall be subject to the prior repayment in full of the Obligations), less than 180 days after the last day of the term of this Agreement (a) matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, (b) is redeemable at the option of the holder thereof, in whole or in part, (c) provides for the scheduled payments of dividends or distributions in cash, or (d) is or becomes convertible into or exchangeable for Indebtedness or any other Capital Stock that would constitute Disqualified Stock.

“Dollars”, “dollars” or use of the sign “$” means only lawful money of the United States and not any other currency, regardless of whether that currency uses the “$” sign to denote its currency or may be readily converted into lawful money of the United States.

“Domestic Subsidiary” means any Subsidiary that is organized under the laws of any State of the United States or the District of Columbia.

“Effective Date” is defined in the preamble hereof.

“Equipment” is all “equipment” as defined in the Code with such additions to such term as may hereafter be made, and includes without limitation all machinery, fixtures, goods, vehicles (including motor vehicles and trailers) and any interest in any of the foregoing.

“ERISA” is the Employee Retirement Income Security Act of 1974, as amended, and its regulations.

“Event of Default” is defined in Section 8.

“Excess Cash Flow” means for any period ending on the last day of any fiscal year of Borrower, an amount (if positive) equal to: (a) Adjusted EBITDA minus (b) the sum, without duplication, of (i) scheduled permanent repayments of long-term Indebtedness (including payments under Section 2.3(c) and Section 2.3(e), but excluding payments under Section 2.3(d)), in each case, to the extent not financed with long-term Indebtedness, (ii) Interest Expense paid in cash and added back to the definition of “Adjusted EBITDA”, (iii) fees and expenses paid to Bank in connection with its services hereunder and added back to the definition of “Adjusted EBITDA”, (iv) all cash payments in respect of capital expenditures as would be reported in Borrower’s consolidated statement of cash flows made during such period (except to the extent financed with long-term Indebtedness), and (v) taxes paid in cash with respect to such period and added back to the definition of “Adjusted EBITDA”.

“Exchange Act” is the Securities Exchange Act of 1934, as amended.

“Excluded Accounts” is defined in Section 6.8(b).

“Fixed Charge Coverage Ratio” means the ratio, on a consolidated basis for Borrower and its Subsidiaries on a trailing 12 month basis, as of any date of determination, of (a) Adjusted EBITDA as of such date minus the sum, without duplication, of (i) capital expenditures (except those financed with Indebtedness), (ii) taxes paid in cash with respect to such period and added back to the definition of “Adjusted EBITDA” and (iii) all cash payments of dividends permitted to be paid under this Agreement to (b) the sum of (i) scheduled permanent repayments of long-term Indebtedness (including payments under Section 2.3(c) and Section 2.3(e), but excluding payments under Section 2.3(d), and including any payments permitted under this Agreement with respect to Subordinated Debt) during the immediately subsequent 12 month period and (ii) scheduled payments in respect of all lease obligations (including, but not limited to, capital lease obligations).

“Foreign Currency” means lawful money of a country other than the United States.

“Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.

“Foreign Subsidiary Holding Company” means any Domestic Subsidiary all or substantially all of the assets of which consist of, directly or indirectly, the Capital Stock in one or more CFCs and/or Indebtedness of one or more CFCs and any other assets incidental thereto.

“Funded Debt” means, as of any date of determination, the aggregate principal amount of Indebtedness for borrowed money of Borrower and its Subsidiaries outstanding as of such date, in the amount that would be reflected on a balance sheet prepared as of such date on a consolidated basis in accordance with GAAP (including all capital lease obligations, whether or not reflected on a balance sheet prepared as of such date on a consolidated basis in accordance with GAAP).

“Funding Date” is any date on which a Credit Extension is made to or for the account of Borrower, which date shall be a Business Day.

“FX Contract” is any foreign exchange contract by and between Borrower and Bank under which Borrower commits to purchase from or sell to Bank a specific amount of Foreign Currency on a specified date.

“GAAP” is generally accepted accounting principles, as in effect from time to time in the United States, set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other Person as may be approved by a significant segment of the accounting profession, which are applicable to the circumstances as of the date of determination.

“General Intangibles” is all “general intangibles” as defined in the Code in effect on the date hereof with such additions to such term as may hereafter be made, and includes, without limitation, all Intellectual Property, claims, income and other tax refunds, security and other deposits, payment intangibles, contract rights, options to purchase or sell real or personal property, rights in all litigation presently or hereafter pending (whether in contract, tort or otherwise), insurance policies (including without limitation key man, property damage and business interruption insurance), payments of insurance and rights to payment of any kind.

“Governmental Approval” is any consent, authorization, approval, order, license, franchise, permit, certificate, accreditation, registration, filing or notice, of, issued by, from or to, or other act by or in respect of, any Governmental Authority.

“Governmental Authority” is any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government, any securities exchange and any self-regulatory organization.

“Guarantor” means each of New Age Health Sciences, Inc., NABC Properties, LLC, NABC, Inc., Morinda Holdings, Inc., Morinda, Inc., Tropical Resources, Inc., Morinda USA, Inc., Morinda Worldwide, Inc., Morinda Japan GK and any other Material Subsidiary providing a Guaranty in favor of Bank.

“Guaranty” is any guarantee of all or any part of the Obligations, as the same may from time to time be amended, restated, modified or otherwise supplemented.

“Guaranty Documents” is defined in Section 8.9.

“Incremental Cap” means $10,000,000.

“Incremental Term Commitment” means any commitment made by Bank to provide all or any portion of any Incremental Term Facility or Incremental Term Loan Advances.

“Incremental Term Facility” is defined in Section 2.11(a).

“Incremental Term Loan Advances” is defined in Section 2.11(a).

“Indebtedness” is, with respect to any Person, (a) all indebtedness for borrowed money or the deferred price of property or services, including, without limitation, reimbursement and other obligations with respect to surety bonds and letters of credit, (b) all obligations evidenced by notes, bonds, debentures or similar instruments, (c) all capital lease obligations, (d) all Contingent Obligations, including, but not limited to, any sublimit contained therein, and (e) all obligations pursuant to any Interest Rate Agreements.

“Indemnified Person” is defined in Section 12.3.

“Insolvency Proceeding” is any proceeding by or against any Person under the United States Bankruptcy Code, or any other bankruptcy or insolvency law, including assignments for the benefit of creditors, compositions, extensions generally with its creditors, or proceedings seeking reorganization, arrangement, or other relief.

“Intellectual Property” means, with respect to any Person, all of such Person’s right, title, and interest in and to the following:

(a)           its Copyrights, Trademarks and Patents;

(b)           any and all trade secrets and trade secret rights, including, without limitation, any rights to unpatented inventions, know-how and operating manuals;

(c)           any and all source code;

(d)           any and all design rights which may be available to such Person;

(e)           any and all claims for damages by way of past, present and future infringement of any of the foregoing, with the right, but not the obligation, to sue for and collect such damages for said use or infringement of the Intellectual Property rights identified above; and

(f)           all amendments, renewals and extensions of any of the Copyrights, Trademarks or Patents.

“Interest Expense” means, for any period, the consolidated interest expense of Borrower and its Subsidiaries for such period (including all imputed interest on capital leases) for the Credit Extensions and other Indebtedness permitted hereunder.

“Interest Rate Agreement” means, with respect to any Person, any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedge agreement or other similar agreement or arrangement to which such Person is a party or of which it is a beneficiary and which agreement conforms to the standards published by the International Swaps and Derivatives Association, Inc.

“Inventory” is all “inventory” as defined in the Code in effect on the date hereof with such additions to such term as may hereafter be made, and includes without limitation all merchandise, raw materials, parts, supplies, packing and shipping materials, work in process and finished products in which Borrower or any Guarantor has any interest, including without limitation such inventory as is temporarily out of Borrower’s or such Guarantor’s custody or possession or in transit and including any returned goods and any documents of title representing any of the above.

“Investment” is any beneficial ownership interest in any Person (including stock, partnership or limited liability company interest or other securities), and any loan, advance or capital contribution to any Person.

“IP Agreement” is that certain Intellectual Property Security Agreement by and among Borrower, New Age Health Sciences, Inc., Morinda, Inc. and Bank dated as of March 29, 2019, as may be amended, modified or restated from time to time.

“Key Persons” are Borrower’s Chief Executive Officer and Borrower’s Chief Financial Officer, who are, respectively, Brent Willis and Gregory Gould as of the Effective Date.

“LC Collateral Account” is defined in Section 2.5(h)(i).

“LC Disbursement” means a payment or disbursement made by Bank pursuant to a Letter of Credit.

“LC Exposure” means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time and (b) the aggregate principal amount of all LC Disbursements that have not yet been reimbursed at such time.

“LC, FX and Swap Sublimit” is and aggregate principal amount equal to $5,000,000.

“Letter of Credit” is a Standby Letter of Credit or a Commercial Letter of Credit issued by Bank upon request of Borrower based upon an application, guarantee, indemnity, or similar agreement.

“Lien” is a claim, mortgage, deed of trust, levy, charge, pledge, security interest or other encumbrance of any kind, whether voluntarily incurred or arising by operation of law or otherwise against any property.

“Loan Documents” are, collectively, this Agreement and any schedules, exhibits, certificates, notices and any other documents related to this Agreement, the IP Agreement, any Interest Rate Agreements, any Bank Services Agreements, any subordination agreement, any notes or guaranties executed by Borrower or any Guarantor, and any other present or future agreement by Borrower and/or any Guarantor with or for the benefit of Bank, all as amended, restated or otherwise modified from time to time.

“Maximum Lawful Rate” is defined in Section 2.6(c).

“Material Adverse Change” is (a) a material impairment in the perfection or priority of Bank’s Lien in the Collateral or in the value of such Collateral; (b) a material adverse change in the business, operations or condition (financial or otherwise) of Borrower or any of its Subsidiaries; or (c) a material impairment of the prospect of repayment of any portion of the Obligations.

“Material Subsidiary” means, as of any date, any Subsidiary of Borrower that (i) owns more than 5% of the assets and properties of Borrower and its Subsidiaries, determined on a consolidated basis in accordance with GAAP, (ii) accounts for more than 5% of Adjusted EBITDA of Borrower and its Subsidiaries, determined on a consolidated basis in accordance with GAAP, in any consecutive 12 month period, or (iii) receives more than 5% of the total revenues of Borrower and its Subsidiaries.

“Monthly Financial Statements” is defined in Section 6.2(a).

“Morinda Adjusted EBITDA” means for Morinda Holdings, Inc. and its Subsidiaries, the net income before interest, income taxes, depreciation and amortization, determined in accordance with GAAP but applied and calculated in a manner consistent with the EBITDA calculation derived from the audited financial statements of Borrower for the fiscal year ended December 31, 2019, adjusted to exclude non-cash share based compensation, other income and other expenses.

“Net Cash” means, for any Person, at any time, all of such Person’s unrestricted Cash and Cash Equivalents, in each case maintained in an account at Bank or any of Bank’s Affiliates in the United States or in China, minus the aggregate unpaid amount of all the Obligations outstanding hereunder.

“Non-Voting Equity” is defined in Section 4.4(a).

“Obligations” are Borrower’s obligations to pay when due any debts, principal, interest, fees, Bank Expenses, the Unused Revolving Line Facility Fee and other amounts Borrower owes Bank now or later, whether under this Agreement, the other Loan Documents, or otherwise, including, without limitation, all obligations relating to Bank Services and interest accruing after Insolvency Proceedings begin and debts, liabilities or obligations of Borrower assigned to Bank, and to perform Borrower’s duties under the Loan Documents.

“Operating Documents” are, for any Person, such Person’s formation documents, as certified by the Secretary of State (or equivalent agency) of such Person’s jurisdiction of organization on a date that is no earlier than 30 days prior to the Effective Date, and, (a) if such Person is a corporation, its bylaws in current form, (b) if such Person is a limited liability company, its limited liability company agreement (or similar agreement), and (c) if such Person is a partnership, its partnership agreement (or similar agreement), each of the foregoing with all current amendments or modifications thereto.

“Patents” means all patents, patent applications and like protections including without limitation improvements, divisions, continuations, renewals, reissues, extensions and continuations-in-part of the same.

“Payment Date” is (a) with respect to Term Loan Advance, the first calendar day of each month and (b) with respect to Advances, the first calendar day of each month.

“Permits” means all permits, licenses, registrations, certificates, orders, approvals, authorizations, consents, waivers, franchises, variances and similar rights issued by or obtained from any Governmental Authority or any other Person, including, without limitation, those relating to Regulatory Authorizations.

“Permitted Indebtedness” is:

(a)           Borrower’s Indebtedness to Bank under this Agreement and the other Loan Documents;

(b)           Indebtedness existing on the Effective Date which is shown on the Representations and Warranties Certificate;

(c)           Subordinated Debt;

(d)           unsecured Indebtedness to trade creditors incurred in the ordinary course of business;

(e)           Indebtedness incurred as a result of endorsing negotiable instruments received in the ordinary course of business;

(f)           Indebtedness secured by Liens permitted under clauses (a) and (c) of the definition of “Permitted Liens” hereunder;

(g)           Indebtedness in respect of Interest Rate Agreements entered into in the ordinary course of business to hedge risks with respect to Borrower’s interest rate; and

(h)           extensions, refinancings, modifications, amendments and restatements of any items of Permitted Indebtedness in clauses (a) through (g) above; provided that the principal amount thereof is not increased or the terms thereof are not modified to impose more burdensome terms upon Borrower or its Subsidiaries, as the case may be.

“Permitted Investments” are:

(a)           Investments (including, without limitation, Investments in Subsidiaries) existing on the Effective Date which are shown on the Representations and Warranties Certificate;

(b)           Investments consisting of Cash Equivalents;

(c)           Investments consisting of the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of Borrower’s business;

(d)           Investments consisting of Deposit Accounts (but only to the extent that Borrower is permitted to maintain such accounts pursuant to Section 6.8 of this Agreement) in which Bank has a first priority perfected security interest;

(e)           Investments accepted in connection with Transfers permitted by Section 7.1;

(f)           Investments consisting of the creation of a Subsidiary for the purpose of consummating a merger transaction permitted by Section 7.3 of this Agreement, which is otherwise a Permitted Investment;

(g)           Investments (i) by Borrower in Guarantors not to exceed $250,000 in the aggregate in any 12 month period and (ii) by Subsidiaries in other Subsidiaries who are Guarantors or in Borrower;

(h)           Investments consisting of (i) travel advances and employee relocation loans and other employee loans and advances in the ordinary course of business, and (ii) loans to employees, officers or directors relating to the purchase of equity securities of Borrower or its Subsidiaries pursuant to employee stock purchase plans or agreements approved by the Board, not to exceed, in the case of this clause (h), $100,000 outstanding in the aggregate at any time;

(i)           Investments (including debt obligations) received in connection with the bankruptcy or reorganization of customers or suppliers and in settlement of delinquent obligations of, and other disputes with, customers or suppliers arising in the ordinary course of business; and

(j)           Investments consisting of notes receivable of, or prepaid royalties and other credit extensions, to customers and suppliers who are not Affiliates, in the ordinary course of business; provided that this paragraph (j) shall not apply to Investments of Borrower in any Subsidiary.

“Permitted Liens” are:

(a)           Liens existing on the Effective Date which are shown on the Representations and Warranties Certificate or arising under this Agreement or the other Loan Documents;

(b)           Liens for taxes, fees, assessments or other government charges or levies, either (i) not due and payable or (ii) being contested in good faith and for which Borrower maintains adequate reserves on Borrower’s Books, provided that no notice of any such Lien has been filed or recorded under the Internal Revenue Code of 1986, as amended, and the Treasury Regulations adopted thereunder;

(c)           purchase money Liens (i) on Equipment acquired or held by Borrower incurred for financing the acquisition of the Equipment and securing no more than $100,000 in the aggregate amount outstanding, or (ii) existing on Equipment when acquired, if the Lien is confined to the property and improvements and the proceeds of the Equipment;

(d)           Liens of carriers, warehousemen, suppliers or other Persons that are possessory in nature arising in the ordinary course of business so long as such Liens attach only to Inventory, securing liabilities in the aggregate amount not to exceed $100,000 and which are not delinquent or remain payable without penalty or which are being contested in good faith and by appropriate proceedings which proceedings have the effect of preventing the forfeiture or sale of the property subject thereto;

(e)           Liens to secure payment of workers’ compensation, employment insurance, old-age pensions, social security and other like obligations incurred in the ordinary course of business (other than Liens imposed by ERISA);

(f)           Liens incurred in the extension, renewal or refinancing of the Indebtedness secured by Liens described in clauses (a) through (c) above, but any extension, renewal or replacement Lien must be limited to the property encumbered by the existing Lien and the principal amount of the indebtedness may not increase;

(g)           leases or subleases of real property granted in the ordinary course of Borrower’s business (or, if referring to another Person, in the ordinary course of such Person’s business), and leases, subleases, non-exclusive licenses or sublicenses of personal property (other than Intellectual Property) granted in the ordinary course of Borrower’s business (or, if referring to another Person, in the ordinary course of such Person’s business), if the leases, subleases, licenses and sublicenses do not prohibit granting Bank a security interest therein;

(h)           non-exclusive licenses of Intellectual Property granted to third parties in the ordinary course of business;

(i)           Liens arising from attachments or judgments, orders, or decrees in circumstances not constituting an Event of Default under Sections 8.4 and 8.7; and

(j)           Liens in favor of other financial institutions arising in connection with Borrower’s deposit and/or securities accounts held at such institutions; provided that (i) Bank has a first priority perfected security interest in the amounts held in such deposit and/or securities accounts and (ii) such accounts are permitted to be maintained pursuant to Section 6.8 of this Agreement.

“Person” is any individual, sole proprietorship, partnership, limited liability company, joint venture, company, trust, unincorporated organization, association, corporation, institution, public benefit corporation, firm, joint stock company, estate, entity or government agency.

“Pledged Collateral” is defined in Section 4.4(a).

“Pledged Shares” is defined in Section 4.4(a).

“Prepayment Fee” is, with respect to the Term Loan Advance subject to prepayment prior to the Term Loan Maturity Date, whether by mandatory or voluntary prepayment, acceleration or otherwise, an additional fee payable to Bank in an amount equal to:

(i)           for a prepayment made on or after the Effective Date through and including the first anniversary of the Effective Date, 2.00% of the principal amount of the Term Loan Advance prepaid; and

(ii)           for a prepayment made after the date which is after the first anniversary of the Effective Date through and including the second anniversary of the Effective Date, 1.00% of the principal amount of the Term Loan Advance prepaid.

“Prime Rate” is the rate of interest per annum from time to time published in the money rates section of The Wall Street Journal or any successor publication thereto as the “prime rate” then in effect; provided that, if such rate of interest, as set forth from time to time in the money rates section of The Wall Street Journal, becomes unavailable for any reason as determined by Bank, the “Prime Rate” shall mean the rate of interest per annum announced by Bank as its prime rate in effect at its principal office in the State of California (such Bank announced Prime Rate not being intended to be the lowest rate of interest charged by Bank in connection with extensions of credit to debtors).

“Qualified Stock” means any Capital Stock other than Disqualified Stock.

“Registered Organization” is any “registered organization” as defined in the Code with such additions to such term as may hereafter be made.

“Regulatory Agencies” means any Governmental Authority that is concerned with the use, control, safety, efficacy, reliability, manufacturing, testing, marketing, distribution, sale or other product development and commercialization activities relating to any product of Borrower or any of the Subsidiaries, including the U.S. Food and Drug Administration and any successor entity and all similar agencies in other jurisdictions.

“Regulatory Authorizations” means all approvals, clearances, notifications, authorizations, orders, exemptions, registrations, listings, certifications, licenses and permits granted by, submitted to or filed with any Regulatory Agencies necessary for the testing, manufacture, development, distribution, use, storage, import, export, transport, promotion, marketing, sale or other commercialization of any product of Borrower or any Subsidiary in any country or jurisdiction.

“Repatriated Funds” is defined in Section 4.5(b).

“Representations and Warranties Certificate” is a completed certificate signed by Borrower entitled “Representations and Warranties Certificate”.

“Requirement of Law” is as to any Person, the organizational or governing documents of such Person, and any law (statutory or common), treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Reserves” means, as of any date of determination, such amounts as Bank may from time to time establish and revise in its good faith business judgment, reducing the amount of Advances and other financial accommodations which would otherwise be available to Borrower (a) to reflect events, conditions, contingencies or risks which, as determined by Bank in its good faith business judgment, do or may adversely affect (i) the Collateral or any other property which is security for the Obligations or its value (including without limitation any increase in delinquencies of Accounts), (ii) the assets, business or prospects of Borrower or any Guarantor, or (iii) the security interests and other rights of Bank in the Collateral (including the enforceability, perfection and priority thereof); (b) to reflect Bank’s reasonable belief that any collateral report or financial information furnished by or on behalf of Borrower or any Guarantor to Bank is or may have been incomplete, inaccurate or misleading in any material respect; or (c) in respect of any state of facts which Bank determines constitutes an Event of Default or may, with notice or passage of time or both, constitute an Event of Default.

“Responsible Officer” is any of the Chief Executive Officer, President, Chief Financial Officer and Controller of Borrower.

“Restricted License” is any material license or other agreement with respect to which Borrower is the licensee (a) that prohibits or otherwise restricts Borrower from granting a security interest in Borrower’s interest in such license or agreement or any other property, or (b) for which a default under or termination of could interfere with Bank’s right to sell any Collateral.

“Revolving Line” is an aggregate principal amount equal to $10,000,000.

“Revolving Line Maturity Date” is the date that is four years after the Effective Date or such earlier date as may be specified by Bank pursuant to the annual review of its credit committee.

“SEC” shall mean the Securities and Exchange Commission, any successor thereto, and any analogous Governmental Authority.

“Securities Account” is any “securities account” as defined in the Code with such additions to such term as may hereafter be made.

“Specified Equity Contribution” is defined in Section 7.13.

“Standby Letter of Credit” means any Letter of Credit other than any Commercial Letter of Credit.

“Stock Equivalents” means all securities convertible into or exchangeable for Capital Stock or any other Stock Equivalent, and all warrants, options or other rights to purchase, subscribe for or otherwise acquire any Capital Stock or any other Stock Equivalent, whether or not presently convertible, exchangeable or exercisable. For the avoidance of doubt, “Stock Equivalent” shall not include debt instruments that are convertible into Capital Stock or Stock Equivalents.

“Subordinated Debt” is indebtedness incurred by Borrower subordinated to all of Borrower’s now or hereafter existing indebtedness to Bank (pursuant to a subordination, intercreditor or other similar agreement in form and substance satisfactory to Bank entered into between Bank and the other creditor), on terms acceptable to Bank in its sole discretion.

“Subsidiary” is, as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person. Unless the context otherwise requires, each reference to a Subsidiary herein shall be a reference to a Subsidiary of Borrower.

“Term Loan Advance” is each defined in Section 2.3(a) of this Agreement.

“Term Loan Amount” is $15,000,000.

“Term Loan Maturity Date” is the date that is four years after the Effective Date.

“Total Leverage Ratio” means the ratio, as of any date of determination, of (a) Funded Debt as of such date to (b) Adjusted EBITDA for the period of four consecutive fiscal quarters then most recently ended for which financial statements under Section 6.2(c) or Section 6.2(d), as applicable, have been delivered (or are required to have been delivered), in each case for Borrower and its Subsidiaries on a consolidated basis.

“Total Liabilities” is on any day, obligations that should, under GAAP, be classified as liabilities on Borrower’s consolidated balance sheet, including all Indebtedness.

“Trademarks” means any trademark and servicemark rights, whether registered or not, applications to register and registrations of the same and like protections, and the entire goodwill of the business of Borrower connected with and symbolized by such trademarks.

“Transfer” is defined in Section 7.1.

“Unused Revolving Line Facility Fee” is defined in Section 2.7(b).

“Voting Equity” is defined in Section 4.4(a).

[Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the Effective Date.

BORROWER:

NEW AGE BEVERAGES CORPORATION

By________________________________________

Name:_____________________________________

Title:______________________________________

BANK:

EAST WEST BANK

By________________________________________

Name:_____________________________________

Title:______________________________________